UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Habersham Bancorp

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NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 17, 2008
PROXY STATEMENT
INTRODUCTION
OWNERSHIP OF STOCK
PROPOSAL 1: TO AMEND ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK
PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN THE SPECIAL MEETING IF NECESSARY
ANTI-TAKEOVER PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
Appendix A
Appendix B
APPENDIX C
APPENDIX D
HABERSHAM BANCORP PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 17, 2008

HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531
(706) 778-1000
NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 17, 2008
To the Shareholders of Habersham Bancorp:
     A special meeting of shareholders of Habersham Bancorp (the “Company”) will be held on December 17, 2008, at 4:00 p.m., in the Central Office of Habersham Bank at 282 Historic Highway 441 North, Cornelia, Georgia, for the following purposes:
(1)	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

(2)	To grant management of the Company the authority to adjourn the special meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the meeting.

(3)	To transact any other business that may properly come before the meeting or any adjournment.
     November 17, 2008 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
     Please mark, date, sign, and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.
By Order of the Board of Directors,
David D. Stovall
President and Chief Executive Officer
November 28, 2008

HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531
PROXY STATEMENT

INTRODUCTION
Time and Place of the Meeting
     The Company’s Board of Directors (the “Board”) is furnishing this Proxy Statement to solicit proxies for use at the special meeting of shareholders to be held on December 17, 2008, at 4:00 p.m., in the Central Office of Habersham Bank (the “Bank”) at 282 Historic Highway 441 North, Cornelia, Georgia, and at any adjournment of the meeting.
Purpose of the Meeting
     The special meeting has been called for the purpose of approving an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to authorize a class of 10,000,000 shares of preferred stock, no par value (“Preferred Stock”), which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s Board of Directors, in connection with:
•	the Company’s potential participation in the Capital Purchase Program of the U.S. Department of the Treasury (the “Treasury”) as described in this Proxy Statement;
•	the Company’s potential issuance of $10.0 million of Preferred Stock to a private investor as described in this Proxy Statement; or
•	other transactions for general corporate purposes.
     The addition of new capital through the Capital Purchase Program and a $10.0 million private investment, either separately or on a combined basis, would further enable the Bank to engage in prudent, diversified lending activities in its market area, strengthen the Company’s balance sheet and solidify the Bank’s position as a ‘well-capitalized’ bank for regulatory purposes. Management believes this is particularly important in view of current and projected national and local economic conditions and the continuing turmoil in the financial markets.
     As a result, the Company has submitted an application to participate in the Capital Purchase Program and contemplates the issuance of $10.0 million of Preferred Stock to a private investor as described above. Both transactions require that the Articles of Incorporation authorize Preferred Stock, however, and as a result, shareholder approval of the proposed amendment to the Articles of Incorporation is necessary in order for the Company to participate in the Capital Purchase Program or issue Preferred Stock to other investors generally.
Procedures for Voting by Proxy
     If you properly sign, return, and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the proposed amendment (the “Amendment Proposal”) to the Company’s Articles of Incorporation, FOR the proposal to authorize management to adjourn the meeting to a later date if necessary (the “Adjournment Proposal”) and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. No proxy that is marked specifically AGAINST the Amendment Proposal will be voted in favor of the Adjournment Proposal unless it is marked specifically FOR the Adjournment Proposal. You can revoke your proxy by delivering to Edward D. Ariail at the Company’s Central Office either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.
Record Date and Mailing Date
     The close of business on November 17, 2008 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about November 28, 2008.
Number of Shares Outstanding
     As of the close of business on the record date, the Company had 10,000,000 shares of common stock, $1.00 par value, authorized, of which 2,818,593 shares were issued and outstanding. Each issued share is entitled to one vote on matters to be presented at the meeting.

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Requirements for Shareholder Approval
     A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. We will count abstentions and broker “non-votes,” which are described below, in determining whether a quorum exists.
     Adopting the Amendment Proposal requires the approval of at least a majority of the votes entitled to be cast on the proposal. Approval of the Adjournment Proposal or any other matter properly presented for shareholder approval requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum is present. We know of no other matters that may be brought before the meeting. If, however, any matter (other than the Amendment Proposal, the Adjournment Proposal or a matter incident thereto) of which we do not have reasonable prior notice properly comes before the meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.
     Abstentions and “broker non-votes” resulting from a broker’s inability to vote a client’s shares on non-discretionary matters will have the effect of negative votes on the Amendment Proposal because that proposal must receive the affirmative vote of a majority of the votes entitled to be cast in order to be approved. Abstentions and “broker non-votes” will not affect the approval of the Adjournment Proposal or, to our knowledge, any other proposals that may be brought before the meeting.
Expenses and Solicitation of Proxies
     The Company will pay the expenses of soliciting proxies for this Special Meeting of Shareholders. The Company has retained InvestorCom to assist in the solicitation of proxies for a fee of approximately $6,500. In addition, certain directors, officers, and regular employees of the Company and its subsidiaries may solicit proxies by telephone, telegram, or personal interview. They will receive no compensation in addition to their regular salaries for these activities. The Company will direct brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the common stock that these institutions hold of record, and, upon request, will reimburse them for their reasonable out-of-pocket expenses.
Other Matters Relating to the Meeting
     The Company anticipates that a representative of the Company’s independent certified public accounting firm, Porter Keadle Moore, LLP, will be present at the meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
OWNERSHIP OF STOCK
Principal Shareholders
     On October 31, 2008, the Company had approximately 497 shareholders of record. The following table lists the persons who, to our best knowledge, beneficially owned 5% or more of the Company’s outstanding shares of common stock as of that date. According to rules adopted by the Securities and Exchange Commission, a “beneficial owner” of securities has or shares the power to vote the securities or to direct their investment. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual or group includes any shares covered by the option(s) issued to that individual or group.

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Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class
John Robert Arrendale 200 Hillcrest Heights Cornelia, Georgia 30531	170,072		6.0%

Thomas A. Arrendale, III P. O. Box 558 Baldwin, Georgia 30511	1,035,160	(1)(2)	36.6%

Cyndae Arrendale Bussey P. O. Box 558 Baldwin, Georgia 30511	515,776	(1)	18.3%

David D. Stovall P. O. Box 1980 Highway 441 North Cornelia, Georgia 30531	149,805	(3)	5.2%

Footnotes

(1)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(2)	Includes 10,000 shares subject to exercisable options.

(3)	Includes 8,334 shares owned of record by Mr. Stovall jointly with his daughter and 45,000 shares subject to exercisable options. Excludes 10,655 shares (as of the latest available valuation of December 31, 2007) held in Mr. Stovall’s account in the Company’s 401(k) Savings Investment Plan Trust (the “Savings Plan”), as to which Mr. Stovall has no voting or investment power.

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Stock Owned by Management
     The following table lists the number and percentage ownership of shares of common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table contained elsewhere in this Proxy Statement (each a “Named Executive Officer”), and all directors and executive officers as a group as of October 31, 2008. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by the option(s) issued to the individual or to members of the group, as applicable, identified in the table.

	Number of Shares		Percentage
Name	Beneficially Owned		of Total
Directors and Director Nominees:

Edward D. Ariail(1)	66,562	(2)	2.3%
Thomas A. Arrendale, III	1,035,160	(3)(4)	36.6%
Ben F. Cheek, III	5,000	(5)	*
Michael C. Martin	36,864	(3)(6)	1.3%
Michael L. Owen	14,374	(5)(7)	*
James A. Stapleton, Jr.	17,072	(3)(8)	*
David D. Stovall (1)	149,805	(9)	5.2%
Calvin R. Wilbanks	25,117	(3)(10)	*

Named Executive Officers who are not Directors:

Bonnie C. Bowling	31,600	(11)	1.1%

All Directors, Director Nominees and Current Executive Officers as a Group (10 persons):	1,393,219	(12)	46.9%

Footnotes

(*)	Indicates less than 1%.

(1)	Messrs. Ariail and Stovall are also executive officers of the Company.

(2)	Includes 39,166 shares owned of record by Mr. Ariail jointly with his wife, 350 shares owned of record by Mr. Ariail jointly with his wife and daughters, and 26,000 shares subject to exercisable options. Excludes 7,699 shares (as of the latest available valuation of December 31, 2007) held in Mr. Ariail’s account in the Savings Plan, as to which Mr. Ariail has no voting or investment power. Mr. Ariail has pledged 39,166 shares, which are held in a margin account with Merrill Lynch.

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(3)	Includes 10,000 shares subject to exercisable options.

(4)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(5)	Includes 5,000 shares subject to exercisable options.

(6)	Includes 591 shares owned of record by Mr. Martin jointly with his children. Mr. Martin has pledged 21,356 shares to secure a line of credit with Habersham Bank.

(7)	Includes 4,374 shares owned of record by Mr. Owen’s jointly with his wife.

(8)	Mr. Stapleton owns 450 of the indicated shares jointly with his children.

(9)	Includes 8,334 shares owned of record by Mr. Stovall jointly with his daughter and 45,000 shares subject to exercisable options. Excludes 10,655 shares (as of the latest available valuation of December 31, 2007) held in Mr. Stovall’s account in the Savings Plan as to which Mr. Stovall has no voting or investment power.

(10)	Mr. Wilbanks owns 9,542 shares held jointly with his wife and includes 4,325 shares held of record by his wife.

(11)	Includes 26,000 shares subject to exercisable options. Excludes 2,508 shares (as of the latest available valuation of December 31, 2007) held in Ms. Bowling’s account in the Savings Plan, as to which Ms. Bowling has no voting or investment power.

(12)	Also includes shares and exercisable options held by Annette Banks, an executive officer who is not a Named Executive Officer. Of the indicated shares, 150,000 shares are subject to exercisable options. Excludes 21,131 shares (as of the latest available valuation of September 30, 2008) held in accounts for the benefit of the Company’s executive officers under the Savings Plan, as to which participants have no voting or investment power.

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PROPOSAL 1: TO AMEND ARTICLES OF INCORPORATION TO
AUTHORIZE PREFERRED STOCK
     The Board has approved, subject to receiving shareholder approval, an amendment to the Company’s Articles of Incorporation to authorize a class of 10,000,000 shares of Preferred Stock. A copy of the amendment is set forth in Appendix A to this proxy statement. The Articles of Incorporation currently authorize only 10,000,000 shares of common stock, $1.00 par value. The amendment will vest in the Board the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights, and limitations of each series.
     Provisions in a Company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. The authority of the board of directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into of securities of the Company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with the Articles of Incorporation, and (i) any other preference, limitations, or rights that are permitted by law.
     The Board believes that authorization of the Preferred Stock in the manner proposed is in the best interests of the Company and its shareholders. Authorization of the Preferred Stock will provide the Company with greater flexibility in meeting future capital requirements by creating series of Preferred Stock customized to meet the needs of particular transactions and then prevailing market conditions. Series of Preferred Stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.
     The Board believes that the flexibility to issue Preferred Stock can enhance the Board’s arm’s-length bargaining capability on behalf of the Company’s shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board to make a change in control of the Company more difficult. See “Anti-Takeover Provisions of the Articles of Incorporation and Bylaws.”
     The rights of the holders of the Company’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock and there might be restrictions placed on the Company’s ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of Preferred Stock having voting rights would dilute the voting power of the

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holders of common stock. To the extent that Preferred Stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of the Company, thereby diminishing the rights of the holders of common stock to distribution of the Company’s assets. Shares of Preferred Stock of any series would not entitle the holder to any pre-emptive right to purchase or subscribe for any shares of that or any other class.
     The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the Treasury in connection with the Treasury’s recently announced Troubled Asset Relief Program (“TARP”) Capital Purchase Program described below and the possible issuance of Preferred Stock to a private investor described below, either together with or separate from any issuances under the TARP Capital Purchase Program. The Company has applied for participation in the TARP Capital Purchase Program, but has not yet been advised of Treasury’s decision regarding the Company’s participation. Although the Company’s ultimate participation has not yet been determined, the Company has described the terms of the series of Preferred Stock that would be issuable in the event of its participation. Following that description, the Company has included a brief description of the potential issuance of Preferred Stock to a private investor.
The TARP Capital Purchase Program
The Company’s Participation
     On October 14, 2008, the Treasury announced the TARP Capital Purchase Program. This program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity positions in financial institutions. The TARP Capital Purchase program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.
     The Company has applied to participate in the TARP Capital Purchase Program because it provides a unique opportunity to strengthen the Company's balance sheet at a time when the traditional markets for capital have contracted significantly due to the turmoil in the financial markets. The TARP Capital Purchase Program provides an attractive interest rate of 5% for the first five years, which increases to 9% if the Company does not redeem the preferred stock at the end of five years. Both of these rates are less than the current capital market rates for similar transactions. The program also permits the redemption of the securities issued under the Program at a future date without significant penalties, which provides increased flexibility for the Company in terms of replacing those securities with other securities in the future.
     The ability for banks to raise capital in today's equity markets is very limited and dilutive. The TARP Capital Purchase Program provides a ready source of new capital on favorable terms, and the Board of Directors believes the addition of new capital under this Program will be in the best interest of building long-term shareholder value.
     The minimum subscription amount available to a participating institution is 1% of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion or 3% of risk-weighted assets. For the Company, the minimum amount would be approximately $3 million and the maximum amount would be approximately $11 million. The Company has requested the maximum $11 million amount and plans to use any capital it receives under the TARP Capital Purchase Program to fund prudent, diversified loan growth in its markets and strengthen its capital position. The Treasury is not obligated to accept the Company's application to participate in the TARP Capital Purchase Program, however, and the estimated proceeds of the Company's potential sale of securities to the Treasury are not guaranteed. Management believes that if the Treasury does not approve the application, the Company's growth and diversification of its loan portfolio may be slowed, but its liquidity, capital resources and results of operations will not be materially adversely affected. The Company does not have any senior classes of equity securities outstanding, and the holders of its debt securities would be unaffected by its participation in the TARP Capital Purchase Program.
Terms of the Investment
     Under the TARP Capital Purchase program, the Treasury will purchase senior preferred shares of senior preferred stock from banks, bank holding companies, and other financial institutions. The senior preferred shares will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares that by their terms rank junior to any other existing preferred shares. The senior preferred shares purchased by the Treasury will pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The senior preferred shares will be non-voting, but will have voting rights on matters that could adversely affect the shares. The shares will be callable at 100% of the issue price plus any accrued and unpaid dividends after three years. Prior to the end of three years, the senior preferred shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. Treasury’s consent will be required for any increase in common dividends per share or certain equity and trust preferred securities repurchases until the third anniversary of the date of this investment unless prior to such third anniversary either the preferred stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the preferred stock to third parties.
     If the Company participates in the TARP Capital Purchase Program, the Company must issue to the Treasury warrants to purchase common stock with an aggregate market price equal to 15% of the senior preferred stock purchased by the Treasury. The exercise price of the warrants will be the market price of the Company’s common stock on the date Treasury approves the Company’s participation in the Program, calculated on a 20-trading day trailing average. The average market price of the Company’s common stock over the 20 trading days preceding November 17, 2008 was $6.21 per share. The warrants are exercisable on a cashless basis unless the Company agrees otherwise,

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with the holder receiving the number of shares representing the difference between the number of shares subject to the warrant and the number of shares representing the value of the exercise price. If the Company were to sell the maximum amount of preferred stock authorized under the Capital Purchase Program, it would issue warrants to purchase approximately 265,508 shares of common stock (representing potential dilution to common shareholders of approximately 9.4%), and if it were to sell the minimum amount authorized, it would issue warrants to purchase approximately 72,411 shares of common stock (representing potential dilution to common shareholders of approximately 2.6%). The amount of dilution will depend on the actual amount of capital received and on the average price of the Company’s stock for the 20-day period prior to Treasury approval.
     The Company will also be required to file a shelf registration statement covering the senior preferred stock, the warrants and the common stock underlying the warrants as promptly as practicable after the date of the investment and will be required to take all action required to cause the shelf registration statement to be declared effective as soon as possible unless it is not eligible to file a registration statement on Form S-3. In that case, the Company will only be required to file the shelf registration statement upon Treasury request. The Company will also be required to grant to the Treasury “piggyback” registration rights for the senior preferred stock, the warrants and the common stock underlying the warrants, and to take such other steps as may be reasonably requested to facilitate the transfer of the senior preferred stock, the warrants and the common stock underlying the warrants. The Company will be required to list the common stock underlying the warrants on the Nasdaq Stock Market and may, if requested by the Treasury, be required to apply for such listing for the senior preferred stock.
     Also, if the Company participates in the Program, the Company must adopt the Treasury’s standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds equity issued under this Program. To ensure compliance with these standards, the Company plans to enter into agreements with its senior executive officers who would be subject to these standards within the time frame prescribed by the Treasury for the Capital Purchase Program. The agreements would document each executive’s agreement to, among other things, “clawback” provisions relating to the repayment of incentive compensation based on materially inaccurate financial statements or performance metrics and limitations on certain post-termination “parachute” payments. The Company anticipates that its senior executive officers will execute such agreements in the event the Company’s participation in the Capital Purchase Program is approved.
     See Appendix B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.
Potential Private Issuance of Preferred Stock
     In addition to such preferred stock as may be issued under the Capital Purchase Program, and regardless of whether the Company ultimately participates in such Program, the Company is contemplating the issuance of $10 million of Tier 1 capital in the form of non-cumulative perpetual preferred stock (the “Non-Cumulative Preferred”) to a private accredited investor. The Company plans to use the proceeds of this issuance to increase its loan loss reserve and strengthen its capital position.
     The Company anticipates that the Non-Cumulative Preferred will have a par value and liquidation preference of $1,000 per share, which would result in the issuance of 10,000 shares for aggregate proceeds of $10.0 million. It will rank pari passu with any senior preferred stock issued under the TARP Capital Purchase Program, be non-voting except to the extent required by applicable law, and pay a 6% non-cumulative dividend on a quarterly basis. Subject to the rights of any senior preferred stock issued under the TARP Capital Purchase Program, the Non-Cumulative Preferred will generally be redeemable by the Company at any time.
     The Company has not yet finalized the terms of the Non-Cumulative Preferred, and although it believes it will issue the Non-Cumulative Preferred on the material terms set forth above, no assurance can be given that it will issue the Non-Cumulative Preferred or any other shares of Preferred Stock on the terms described herein or at all. Management anticipates that if this transaction is consummated, it will close during the fourth quarter of 2008, subject to prior shareholder approval of the amendment to the Company’s articles of incorporation authorizing Preferred Stock described above.
Pro Forma Financial Information
     The unaudited pro forma financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma financial data gives effect to the events discussed below as if they had occurred January 1, 2007 in the case of the income statement data and September 30, 2008 in the case of the balance sheet data.

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     We have presented this data under the following scenarios. In each case, the data assumes investment of the proceeds in Federal Funds sold.
     TARP Capital Purchase Program Only
•	the maximum 3% investment, which assumes issuance under the Capital Purchase Program of $11.0 million of preferred stock and the issuance of warrants to purchase 265,508 shares of common stock, assuming a purchase price of $6.21 per share (the average trading price of the common stock for 20 trading days preceding November 17, 2008),
•	the minimum 1% investment, which assumes the issuance under the Capital Purchase Program of $3.0 million of preferred stock and the issuance of warrants to purchase 72,411 shares of common stock, assuming the same purchase price as in the maximum case.
     Non-Cumulative Preferred Only
•	the issuance of $10.0 million of Non-Cumulative Preferred on the terms described in “Potential Private Issuance of Preferred Stock.”
     TARP Capital Purchase Program plus Non-Cumulative Preferred
•	the maximum 3% investment under the Capital Purchase Plan based on the assumptions described in “TARP Capital Purchase Program Only” above and the issuance of $10.0 million of Non-Cumulative Preferred on the terms described in “Potential Private Issuance of Preferred Stock.”
•	the minimum 1% investment under the Capital Purchase Plan based on the assumptions described in “TARP Capital Purchase Program Only” above and the issuance of $10.0 million of Non-Cumulative Preferred on the terms described in “Potential Private Issuance of Preferred Stock.”
     The pro forma financial data should be read in conjunction with the Company’s audited financial statements and the related notes as filed as part of its Report on Form 10-K for the year ended December 31, 2007, and its unaudited consolidated financial statements and the related notes filed as part of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. These financial statements, together with other financial information about the Company, are attached to this Proxy Statement as Appendices C and D, respectively.
     The following unaudited pro forma financial data is not necessarily indicative of the financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program or the Non-Cumulative Preferred been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of the financial position or results of operations that will be achieved in the future. Additionally, the pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the exercise price of the warrants, any subsequent changes in the common stock price, and the discount rate used to determine the fair value of the preferred stock. Finally, as noted above, the Company’s participation in the Capital Purchase Program and issuance of Non-Cumulative Preferred is subject to shareholder approval of the proposed amendment to our Articles of Incorporation described in this Proxy Statement.
HABERSHAM BANCORP
(dollars in thousands, except share amounts)

		Unaudited Proforma (1) as of September 30, 2008
					Non-Cumulative Preferred
	Historical	Non-Cumulative	TARP Capital Alone		and TARP Capital
Balance Sheet Data:	September 30, 2008	Preferred Alone	1% Minimum	3% Maximum	1% Minimum	3% Maximum
ASSETS
Cash and due from banks	$10,689	10,689	10,689	10,689	10,689	10,689
Federal funds sold (2)	4,345	14,345	7,345	15,345	17,345	25,345

Cash and cash equivalents	15,034	25,034	18,034	26,034	28,034	36,034

Investment securities	94,807	94,807	94,807	94,807	94,807	94,807
Total loans, net of allowance for loan losses	329,451	329,451	329,451	329,451	329,451	329,451
Other assets	60,823	60,823	60,823	60,823	60,823	60,823

Total assets	$500,115	510,115	503,115	511,115	513,115	521,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$387,277	387,277	387,277	387,277	387,277	387,277
Borrowings	60,506	60,506	60,506	60,506	60,506	60,506
Other Liabilities	4,807	4,807	4,807	4,807	4,807	4,807

Total Liabilities	452,590	452,590	452,590	452,590	452,590	452,590

Shareholders’ equity
Preferred stock (3)(4)	—	9,020	2,702	9,907	11,722	18,927
Common stock	2,819	2,819	2,819	2,819	2,819	2,819
Additional paid-in capital (3)	13,490	14,470	13,788	14,583	14,768	15,563
Retained earnings	32,759	32,759	32,759	32,759	32,759	32,759
Accumulated comprehensive income	(1,543)	(1,543)	(1,543)	(1,543)	(1,543)	(1,543)

Total shareholders’ equity	47,525	57,525	50,525	58,525	60,525	68,525

Total liabilities and shareholders’ equity	$500,115	510,115	503,115	511,115	513,115	521,115

Common stock outstanding	2,818,593	2,818,593	2,818,593	2,818,593	2,818,593	2,818,593

Preferred stock investment		10,000,000	3,000,000	11,000,000	13,000,000	21,000,000
(1)	The pro forma financial information reflects the issuance of the preferred shares as of the balance sheet date.

(2)	Assumes that the proceeds received under the various scenarios are used to increase federal funds sold.

(3)	The carrying values of the preferred stock and warrants are based on their estimated relative fair values at the issue date.

(4)	The discount on the preferred stock will be amortized over a five year period utilizing a straight-line basis, which is materially consistent with the effective yield method.

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HABERSHAM BANCORP
(dollars in thousands, except per share amounts)

		Unaudited Proforma (1) Nine Months Ended September 30, 2008
	Historical				Non-Cumulative Preferred
	Nine months ended	Non-Cumulative	TARP Capital Alone		and TARP Capital
Statement of Operations Data:	September 30, 2008	Preferred Alone	1% Minimum	3% Maximum	1% Minimum	3% Maximum

Net interest income (2)	$9,749	9,824	9,772	9,832	9,847	9,907

Provision for loan losses	7,370	7,370	7,370	7,370	7,370	7,370

Net interest income after provision for loan losses	2,379	2,454	2,402	2,462	2,477	2,537

Noninterest income	3,226	3,226	3,226	3,226	3,226	3,226
Noninterest expense	13,716	13,716	13,716	13,716	13,716	13,716

Loss before income taxes	(8,111)	(8,036)	(8,089)	(8,029)	(8,014)	(7,954)

Income tax benefit (2)	3,504	3,479	3,496	3,476	3,471	3,450

Net loss	$(4,607)	(4,558)	(4,592)	(4,553)	(4,543)	(4,503)

Less preferred dividend (3)		$(597)	(157)	(577)	(754)	(1,174)

Net loss available to common shareholders		$(5,155)	(4,749)	(5,129)	(5,296)	(5,677)

Loss available to common shareholders — Basic	$(1.63)	(1.83)	(1.68)	(1.82)	(1.88)	(2.01)

Loss available to common shareholders — Diluted (4)	$(1.63)	(1.83)	(1.68)	(1.82)	(1.88)	(2.01)

Weighted average number of common shares outstanding	2,818,593	2,818,593	2,818,593	2,818,593	2,818,593	2,818,593

Weighted average number of common and common equivalent shares outstanding	2,818,593	2,818,593	2,818,593	2,818,593	2,818,593	2,818,593

(1)	The pro forma financial information reflects the issuance of the preferred shares at the beginning of the period.

(2)	Assumes that the proceeds received under the various scenarios are used to increase federal funds sold, earning a rate of 1%. A tax rate of 34% was assumed. Subsequent redeployment of the funds is anticipated; however, the timing and use of the funds is uncertain at this time.

(3)	Consists of dividends on the preferred stock at their respective annual rates as well as the accretion on the discount of the preferred stock upon issuance. The following table sets forth the dollar amounts of the dividends and accretion under the scenarios listed below:

				Non-Cumulative
	Non-Cumulative	TARP Capital Alone		Preferred and TARP Capital
	Preferred Alone	1% Minimum	3% Maximum	1% Minimum	3% Maximum
Annual dividend	$450,000	$112,500	$412,500	$562,500	$862,500
Accretion	147,000	44,500	164,500	191,500	311,500

Total	$597,000	$157,000	$577,000	$754,000	$1,174,000

The discount is determined based on the value that is allocated to the warrants upon issuance for the TARP funds and determined based on assumptions regarding the discount rate (market rate) on the non-cumulative preferred stock (currently estimated at 12%). The discount is accreted back to par value on a straight-line basis, which is materially consistent with the effective yield method over a five year term (the expected life of the preferred stock upon issuance). The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding the Company’s common stock price, dividend yield and stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	As described in the section titled “Terms of the Investment,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with an exercise price equal to the trailing 20-day trading average leading up to the date of Treasury approval. This pro forma data assumes that the warrants would give the Treasury the option to purchase 72,411 shares of the Company’s common stock assuming the 1% minimum funding and 265,508 shares of the Company’s stock assuming the 3% maximum funding. The pro forma data shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at an exercise price of $6.21 (based on the trailing 20-day average share price as of November 17, 2008) and remained outstanding for the entire period presented. The warrants would be anti-dilutive at September 30, 2008 due to the net loss.

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HABERSHAM BANCORP
(dollars in thousands, except per share amounts)

		Unaudited Proforma (1) Twelve Months Ended December 31, 2007
	Historical				Non-Cumulative Preferred
	Twelve months ended	Non-Cumulative	TARP Capital Alone		and TARP Capital
Income Statement Data:	December 31, 2007	Preferred Alone	1% Minimum	3% Maximum	1% Minimum	3% Maximum

Net interest income (2)	$19,528	19,628	19,558	19,638	19,658	19,738

Provision for loan losses	675	675	675	675	675	675

Net interest income after provision for loan losses	18,853	18,953	18,883	18,963	18,983	19,063

Noninterest income	3,778	3,778	3,778	3,778	3,778	3,778
Noninterest expense	18,672	18,672	18,672	18,672	18,672	18,672

Income before income taxes	3,959	4,059	3,989	4,069	4,089	4,169

Income tax expense (2)	(1,020)	(1,054)	(1,030)	(1,057)	(1,064)	(1,091)

Net income	$2,939	3,005	2,959	3,012	3,025	3,078

Less preferred dividend (3)		$(796)	(209)	(769)	(1,005)	(1,565)

Net income available to common shareholders		$2,209	2,750	2,243	2,020	1,513

Earnings available to common shareholders — Basic	$1.00	0.75	0.93	0.76	0.69	0.51

Earnings available to common shareholders — Diluted (4)	$1.00	0.75	0.92	0.72	0.67	0.48

Weighted average number of common shares outstanding	2,942,292	2,942,292	2,942,292	2,942,292	2,942,292	2,942,292

Weighted average number of common and common equivalent shares outstanding (4)	2,952,528	2,952,528	3,001,416	3,131,784	3,001,416	3,131,784

(1)	The pro forma financial information reflects the issuance of the preferred shares at the beginning of the period.

(2)	Assumes that the proceeds received under the various scenarios are used to increase federal funds sold, earning a rate of 1%. A tax rate of 34% was assumed. Subsequent redeployment of the funds is anticipated; however, the timing and use of the funds is uncertain at this time.

(3)	Consists of dividends on the preferred stock at their respective annual rates as well as the accretion on the discount of the preferred stock upon issuance. The following table sets forth the dollar amounts of the dividends and accretion under the scenarios listed below:

				Non-Cumulative
	Non-Cumulative	TARP Capital Alone		Preferred and TARP Capital
	Preferred Alone	1% Minimum	3% Maximum	1% Minimum	3% Maximum
Annual dividend	$600,000	$150,000	$550,000	$750,000	$1,150,000
Accretion	196,000	59,000	219,000	255,000	415,000

Total	$796,000	$209,000	$769,000	$1,005,000	$1,565,000

The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a straight-line basis, which is materially consistent with the effective yield method over a five year term (the expected life of the preferred stock upon issuance.) The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding the Company’s common stock price, dividend yield and stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	As described in the section titled “Terms of the Investment,” the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with an exercise price equal to the trailing 20-day trading average leading up to the date of Treasury approval. This pro forma data assumes that the warrants would give the Treasury the option to purchase 72,411 shares of the Company’s common stock assuming the 1% minimum funding and 265,508 shares of the Company’s stock assuming the 3% maximum funding. The pro forma data shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at an exercise price of $6.21 (based on the trailing 20-day average share price as of November 17, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.
Vote Required for Approval
     Adoption of the Amendment Proposal requires the approval of at least a majority of the votes entitled to be cast at the meeting.
The Board recommends that shareholders vote FOR the Amendment Proposal.

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PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN
THE SPECIAL MEETING IF NECESSARY
     If the number of shares of common stock present or represented at the special meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, the Company’s management may move to adjourn the meeting in order to enable the Board to continue to solicit additional proxies in favor of the Amendment Proposal. In that event, you will be asked only to vote upon the Adjournment Proposal, but not the Amendment Proposal.
     In this proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the special meeting and any later adjournment under the circumstances described above. If the shareholders approve this proposal, management could adjourn the special meeting (and any adjourned section of the special meeting) to use the additional time to solicit additional proxies in favor of the Amendment Proposal, including the solicitation of proxies from shareholders that have previously voted against such proposal. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Amendment Proposal have been received, management could adjourn the special meeting without a vote on the Amendment Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Amendment Proposal.
     The Board believes that if the number of shares of common stock present or represented at the special meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, it is in the best interests of the Company’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendment Proposal.
Vote Required for Approval
     Adoption of the Adjournment Proposal requires that more votes be cast in favor of the proposal than against it at the meeting.
The Board recommends that shareholders vote FOR the Adjournment Proposal.

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ANTI-TAKEOVER PROVISIONS OF THE
ARTICLES OF INCORPORATION AND BYLAWS
     The Company’s Articles of Incorporation and Bylaws state that a director may be removed from office (i) without cause only upon the affirmative vote of the holders of at least 2/3 of the issued and outstanding shares of common stock, and (ii) with cause only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock. The 2/3 vote for removal without cause could make it more difficult for an acquirer to unseat a majority of our board in connection with its acquisition of a block of our stock.
     Additionally, the Articles of Incorporation require the affirmative vote of the holders of at least 2/3 of the issued and outstanding shares of common stock entitled to vote on the matter to approve (i) any merger of the Company with or into any other entity or (ii) any sale, lease, exchange or other disposition of all or substantially all of the Company’s assets, if the other party to the transaction is the beneficial owner of at least 5% of the issued and outstanding shares of common stock entitled to vote in an election of directors. This requirement will not apply if 2/3 of the Company’s directors approved the transaction before the other party became the beneficial owner of more than 5% of the outstanding shares of common stock or before consummation of the transaction. Transactions between the Company and any majority owned subsidiary are also exempt from this requirement. This provision would make it more difficult for an acquirer to engage in a hostile takeover of the Company.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
     In order for a shareholder proposal to be included in the Company’s proxy statement for its next annual meeting of shareholders, the proposal must be received at least 120 calendar days prior to the one-year anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. As a result, shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders must be received by the Company no later than November 30, 2008 to be included in the 2008 proxy materials. In addition, if the Company does not have notice of a shareholder proposal for the annual meeting of shareholders at least 45 days before the one-year anniversary of the date the Company’s proxy statement was released to shareholders for the previous year’s annual meeting, proxies solicited by the Company’s management will confer discretionary authority upon management to vote upon any such matter.
     Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering the writing to the Corporate Secretary of the Company at the address of the Company’s principal office at 282 Historic Highway 441 North, P. O. Box 1980, Cornelia, Georgia 30531. The recipient will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

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Appendix A
AMENDMENT
TO
THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HABERSHAM BANCORP
The following new Article 5B is inserted in the Articles of Incorporation of Habersham Bancorp:
ARTICLE 5B
     (a) The Corporation shall also be authorized to issue 10,000,000 shares of preferred stock, no par value (“Preferred Stock”).
     (b) The Board of Directors of the Company is hereby granted the authority, subject to the provisions of this Article 5B and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.
     (c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions

15

for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii)	Any other relative rights, preferences and limitations of that series.
     (d) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Company to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Company shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the Company.

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Appendix B
TARP Capital Purchase Program
Senior Preferred Stock and Warrants
Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

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Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions
on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative

18

Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

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Executive
Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

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Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

21

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

22

Appendix C
Item.1 Financial Statements
HABERSHAM BANCORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	SEPTEMBER	DECEMBER
	30, 2008	31, 2007
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$10,689	$18,196
Federal funds sold	4,345	4,189

Total cash and cash equivalents	15,034	22,385

Investment securities available for sale	89,987	89,890
Investment securities held to maturity (estimated fair value of $1,514 at September 30, 2008 and $2,752 at December 31, 2007)	1,486	2,689
Other investments	3,334	3,409
Loans held for sale	1,002	1,866
Loans	336,133	350,388
Less allowance for loan losses	(7,684)	(2,137)

Loans, net	328,449	348,251

Premises and equipment, net	18,749	16,081
Other real estate	20,082	11,498
Cash surrender value of life insurance	9,837	9,539
Goodwill	3,550	3,550
Accrued interest receivable	2,144	2,752
Income tax receivable	2,810	332
Other assets	3,651	2,309

TOTAL ASSETS	$500,115	$514,551

LIABILITIES
Noninterest-bearing deposits	$39,112	$29,741
Money market and NOW accounts	76,322	96,237
Savings	45,885	60,076
Time deposits, $100,000 and over	95,376	116,044
Other time deposits	130,582	88,169

Total deposits	387,277	390,267

Short-term borrowings	768	766
Federal funds purchased and securities sold under repurchase agreements	21,738	26,184
Federal Home Loan Bank advances	38,000	38,000
Other liabilities	4,807	5,152

TOTAL LIABILITIES	452,590	460,369

STOCKHOLDERS’ EQUITY
Common Stock, $1.00 par value, 10,000,000 shares authorized; 2,818,593 shares issued and outstanding at September 30, 2008 and December 31, 2007	2,819	2,819
Additional paid-in capital	13,490	13,490
Retained earnings	32,759	38,135
Accumulated other comprehensive loss	(1,543)	(262)

TOTAL STOCKHOLDERS’ EQUITY	47,525	54,182

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$500,115	$514,551

See notes to unaudited condensed consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Uaudited) For the Three-Month and Nine-Month Periods Ended September 30, 2008 and 2007
(dollars in thousands, except per share amounts)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007
INCOME
Loan interest and fees on loans	$5,076	$8,123	$17,042	$24,194
Taxable investment securities	916	769	2,626	2,286
Tax exempt securities	192	276	745	821
Federal funds sold	4	68	84	211
Other	24	59	153	173

TOTAL INTEREST INCOME	6,212	9,295	20,650	27,685

INTEREST EXPENSE
Time deposits, $100,000 and over	1,018	1,570	3,658	4,248
Other deposits	1,680	2,118	5,289	6,238
Short-term and other borrowings, primarily FHLB advances	644	708	1,954	2,009

TOTAL INTEREST EXPENSE	3,342	4,396	10,901	12,495

NET INTEREST INCOME	2,870	4,899	9,749	15,190

Provision for loan losses	6,293	80	7,370	80

NET INTEREST (LOSS) INCOME AFTER PROVISION FOR LOAN LOSSES	(3,423)	4,819	2,379	15,110

NONINTEREST INCOME
Mortgage origination income	48	207	363	605
Service charges on deposits	288	245	786	712
Other service charges and commissions	67	65	207	190
Investment securities (losses) gains, net	27	—	316	5
Gain on sale of premises and equipment	—	2	—	2
Other income	504	412	1,554	1,269

Total noninterest income	934	931	3,226	2,783
NONINTEREST EXPENSE
Salary and employee benefits	2,338	2,541	7,272	7,915
Occupancy	680	609	1,869	1,813
Other real estate expense	132	5	426	9
Computer services	164	157	432	450
Telephone	120	115	354	332
Leased equipment	119	100	353	314
General and administrative expense	1,036	1,037	3,010	3,011

Total noninterest expense	4,589	4,564	13,716	13,844

(LOSS) EARNINGS BEFORE INCOME TAXES	(7,078)	1,186	(8,111)	4,049

Income tax benefit (expense)	2,787	(331)	3,504	(1,175)

NET (LOSS) EARNINGS	$(4,291)	$855	$(4,607)	$2,874

Net (loss) earnings per common share — Basic	$(1.52)	$.29	$(1.63)	$.97

Net (loss) earnings per common share — Diluted	$(1.52)	$.29	$(1.63)	$.96

Weighted average number of common shares outstanding	2,818,593	2,968,593	2,818,593	2,968,593

Weighted average number of common and common equivalent shares outstanding	2,818,593	2,968,593	2,818,593	2,982,240

Dividends per share	$.05	$.10	$.25	$.30

See notes to unaudited condensed consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited) For the Three- and Nine-Month Periods Ended September 30, 2008 and 2007
(dollars in thousands)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007
NET (LOSS) EARNINGS	$(4,291)	$855	$(4,607)	$2,874

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding (losses) gains on investment securities available for sale arising during the period	342	1,263	(1,602)	(163)

Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges, arising during the period	24	(80)	(23)	(75)

Reclassification adjustment for (gains) losses on investment securities available for sale	(27)	—	(316)	(5)

Total other comprehensive income (loss), before tax	339	1,183	(1,941)	(243)

INCOME TAXES RELATED TO OTHER COMPREHENSIVE INCOME:

Unrealized holding (losses) gains on investment securities available for sale arising during the period	(116)	(429)	545	56

Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges, arising during the period	(8)	27	8	25

Reclassification adjustment for (gains) losses on investment securities available for sale	9	—	107	2

Total income taxes related to other comprehensive income(loss)	(115)	(402)	660	83

Total other comprehensive (loss) income, net of tax	224	781	(1,281)	(160)

Total comprehensive (loss) income	$(4,067)	$1,636	$(5,888)	$2,714

See notes to unaudited condensed consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) For the Nine-Month Periods Ended September 30, 2008 and 2007
(dollars in thousands)

	Nine Months
	Ended September 30,
	2008	2007
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$965	$4,019

CASH FLOWS FROM INVESTING ACTIVITIES,
Investment securities available for sale:
Proceeds from maturity	8,105	5,232
Proceeds from sales and calls	39,524	2,787
Purchases	(49,439)	(11,518)
Investment securities held to maturity:
Proceeds from maturity	1,192	593
Proceeds from calls	11	—
Other investments:
Proceeds from sale	75	—
Purchases	—	(44)
Net (increase) decrease in loans	3,588	(14,568)
Purchases of premises and equipment	(3,516)	(3,527)
Proceeds from sale of premises and equipment	—	31
Net additions of other real estate	(902)	(18)
Proceeds from sale of other real estate	1,185	261

Net cash (used by) provided by investing activities	(177)	(20,771)

CASH FLOWS FROM FINANCING ACTIVITIES,
Net increase (decrease) in deposits	(2,990)	(59,567)
Net increase (decrease) in short-term borrowings	2	12
Net (decrease) increase in federal funds purchased and securities sold under repurchase agreements	(4,446)	6,829
Proceeds from FHLB advances	7,000	—
Repayment of FHLB advances	(7,000)	—
Cash dividends paid	(705)	(891)

Net cash (used by) provided by financing activities	(8,139)	(53,617)

Decrease (increase) in cash and cash equivalents	(7,351)	(70,369)

CASH AND CASH EQUIVALENTS: BEGINNING OF PERIOD	22,385	90,518

CASH AND CASH EQUIVALENTS: END OF PERIOD	$15,034	$20,149

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Other real estate acquired through loan foreclosures	$8,844	$6,034

Change in components of other comprehensive income	$(1,281)	$(160)
See notes to unaudited condensed consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
1.	Basis of Presentation

The condensed consolidated financial statements contained in this report are unaudited but reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods reflected. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to applicable rules and regulations of the Securities and Exchange Commission. The results of operations for the interim periods reported herein are not necessarily indicative of results to be expected for the full year.

The condensed consolidated financial statements included herein should be read in conjunction with the Company’s 2007 consolidated financial statements and notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Certain reclassifications have been made to the 2007 financial statement presentation to correspond to the current year’s format.

2.	Accounting Policies

Reference is made to the accounting policies of the Company described in the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company has consistently followed those policies in preparing this report.

3.	Other Comprehensive Income

Other comprehensive income for the Company consists of items recorded directly in equity under Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” in addition to the net of tax fair value of cash flow hedges. Investment securities classified as available for sale are carried at fair value with the related unrealized gain or loss, net of deferred income taxes included as a separate component of stockholders’ equity. At September 30, 2008, fair value of the available for sale investment securities decreased approximately $1,918,000 when compared to the fair value at December 31, 2007. The corresponding equity component of unrealized gain and loss on available for sale securities, net of tax, also decreased approximately $1,266,000. These changes were the results of movements in the bond market as it responds to interest rate changes in the market. At September 30, 2008, fair value of the cash flow hedges decreased approximately $23,000 when compared to the fair value at December 31, 2007. The corresponding equity component of unrealized holding gains on derivative financial instruments classified as cash flow hedges, net of tax, also decreased approximately $15,000.

4.	Net Earnings Per Share

Basic net earnings per share is based on the weighted average number of common shares outstanding during the period. Diluted net earnings per share includes the effect of potential common shares outstanding during the period. The average market price during the period is used to compute equivalent shares.

The reconciliation of the amounts used in the computation of both basic net earnings per share and diluted net earnings per share for the three- and nine-month periods ended September 30, 2007 is shown below. Presentation for the periods ending September 30, 2008 are not included due to the inclusion of potential common stock outstanding during these periods being anti-dilutive.

	Three Months	Nine Months
	ended	ended
	September 30,	September 30,
	2007	2007
Net earnings	$854,776	$2,873,560

Weighted average common shares outstanding	2,968,593	2,968,593
Shares issued from assumed exercise of common stock equivalents	—	13,647

Weighted average number of common and common equivalent shares outstanding	2,968,593	2,982,240

Earnings per share:
Basic	$.29	$.97

Diluted	$.29	$.96

5.	Change in Accounting Principle

Effective January 1, 2008, the Company adopted Emerging Issues Task Force Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. (“EITF 06-04”). EITF 06-04 requires a company to recognize a liability for the postretirement benefit related to an endorsement split-dollar life insurance arrangement if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee. The company has post retirement benefits with several of its executives and directors. Refer to Note 16 — “Employee Benefit and Stock Option Plans” in the Company’s consolidated financial statements included in Form 10-K for the year ended December 31, 2007. Since the Company has agreed to maintain life insurance policies in place during the retirement years of these individuals, the Company must record a liability for the present value of the future costs to maintain the policies in force (mortality costs.) EITF 06-04 allows companies to record the effects of adopting the EITF as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The Company recorded a liability and a cumulative-effect adjustment to retained earnings in the amount of $63,237, net of tax. Future increases in the liability will be charged to earnings in the year incurred. For the three and nine month periods ended September 30, 2008, $4,446 and $13,338, respectively, has been recorded to expense for the increase in the liability for future mortality costs.

6.	Fair Value

Effective January 1, 2008, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No.157, Fair Value Measurements (“SFAS No. 157”), which provides a framework for measuring fair value under generally accepted accounting principles. SFAS No. 157 applies to all financial instruments that are being measured and reported on a fair value basis.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale and derivatives classified as cash flow hedges (interest rate swaps) are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale and certain other assets. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under SFAS 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1 —	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 —	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 —	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Securities Available for Sale

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans Held for Sale

Loans held for sale are recorded at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale subject to nonrecurring fair value adjustments as Level 2.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan in identified as individually impaired, management measures impairment in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loans, (“SFAS 114”). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At September 30, 2008, only a small portion of the impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate

Other real estate properties are adjusted to fair value upon transfer of the loans to other real estate. Subsequently, other real estate assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the other real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market prices, the Company records the other real estate asset as nonrecurring Level 3.

Goodwill and Other Intangible Assets

Goodwill and identified intangible assets are subject to impairment testing. A current market valuation model is used to analyze the carrying value of goodwill for impairment. This valuation method estimates the fair value of the Bank based on the price that would be received to sell the Bank as a whole in an orderly transaction between market participants at the measurement date. This valuation method requires a significant degree of management judgment. In the event the valuation value for the Bank is less than the carrying value of goodwill, the asset amount is recorded at fair value as determined by the valuation model. As such, the Company classifies goodwill and other intangible assets subjected to nonrecurring fair value adjustments as Level 3.

Derivative Financial Instruments — Interest Rate Swaps

To a limited extent, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based input, including interest rate curves and implied volatilities. The fair value of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

Although the Company has determined that the majority of the input used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of September 30, 2008, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Assets Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of September 30, 2008.

		Balance at
		September 30, 2008
(In Thousands)	Total	Level 1	Level 2	Level 3
Investment securities available for sale	$89,987	999	88,988	—
Interest rate swap	(56)	—	(56)	—

Total assets at fair value	$89,931	999	88,932	—

Assets Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of September 30, 2008.

		Balance at
		September 30, 2008
(In Thousands)	Total	Level 1	Level 2	Level 3
Other real estate	$20,082	—	20,082	—
Loans	27,310	—	27,310	—

	$47,392	—	47,392	—

7.	Nonperforming Assets

Nonperforming assets consist of nonaccrual loans, accruing loans 90 days past due and other real estate owned. Accrual of interest is discontinued when either principal or interest becomes 90 days past due, (unless the loan is both well secured and in the process of collection), or when in management’s opinion, reasonable doubt exists as to the full collection of interest or principal. Income on such loans is then recognized only to the extent that cash is received and when the future collection of principal is probable. Our Other Real Estate Owned (“OREO”) policies and procedures provide that a foreclosure appraisal be obtained which provides a fair market value and a disposition (quick sale) value. The disposition value is the valuation used to place the property into OREO. Anydifference between the disposition value and the loan balance is recommended for charge-off. When the property is transferred to OREO, the property is listed with a realtor to begin sales efforts.

The following summarizes nonperforming assets:

	September 30, 2008	December 31, 2007
Accruing loans 90 days past due	$254,650	$41,594
Nonaccrual loans	35,778,687	18,326,924
Other real estate	20,082,020	11,498,271

Total nonperforming assets	$56,115,357	$29,866,789

8.	Recent Accounting Pronouncements and Industry Events

Disclosures about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 is an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The objective of SFAS No. 161 is to expand the disclosure requirements of SFAS No. 133 with the intent to improve the financial reporting of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company does not anticipate the new accounting principle to have a material effect on its financial position or results of operation.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The current GAAP hierarchy, as set forth in the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, has been criticized because (1) it is directed to the auditor rather than the entity, (2) it is complex, and (3) it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The FASB believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the FASB concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this Statement to achieve that result. The Company does not anticipate the new accounting principle to have a material effect on its financial position or results of operation.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. This FASB Staff Position clarifies the application of SFAS No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 provides guidance on (1) how an entity’s own assumption should be considered when measuring fair value when relevant observable inputs do not exist, (2) how available observable inputs in a market that is not active should be considered when measuring fair value and (3) how the use of market quotes should be considered when assessing the relevance of observable and unobservable inputs available to measure fair value. This FASB Staff Position is effective immediately. The Company does not anticipate the new accounting principle to have a material effect on its financial position or results of operation.

On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which creates the Troubled Asset Relief Program (“TARP”) and provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. The Capital Purchase Program the “CPP”) was announced by the U.S. Treasury on October 14, 2008 as part of TARP. Pursuant to the CPP, the U.S. Treasury will purchase up to $250 billion of senior preferred shares on standardized terms from qualifying financial institutions. The purpose of the CPP is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The CPP is voluntary and requires a participating institution to comply with a number of restrictions and provisions, including standards for executive compensation and corporate governance and limitations on share repurchases and the declaration and payment of dividends on common shares. The CPP allows qualifying financial institutions to issue senior preferred shares to the U.S. Treasury in aggregate amounts between 1 percent and 3 percent of the institution’s risk weighted assets (“Senior Preferred Shares”).The Senior Preferred Shares will qualify as Tier 1 capital and rank senior to our common stock. The Senior Preferred Shares will pay a cumulative dividend rate of 5 percent per annum for the first five years and will reset to a rate of 9 percent per annum after year five. The Senior Preferred Shares will be non-voting, other than class voting rights on matters that could adversely affect the shares. The Senior Preferred Shares will be callable at par after three years. Prior to the end of three years, the Senior Preferred Shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. U.S. Treasury may also transfer the Senior Preferred Shares to a third party at any time. In conjunction with the purchase of Senior Preferred Shares, Treasury will receive warrants to purchase common stock with an aggregate market price equal to 15 percent of the Senior Preferred Shares. The exercise price on the warrants will be the market price of the participating institution’s common stock at the time of issuance, calculated on a 20-trading day trailing average. Companies participating in the CPP must adopt the U.S. Treasury’s standards for executive compensation and corporate governance. The extent to which the Company may ultimately participate in the program has not yet been determined.

Item.2 Management’s Discussion and Analysis of Financial Condition and Results of Operations.
HABERSHAM BANCORP AND SUBSIDIARIES
Organization
Habersham Bancorp (the “Company”) owns all of the outstanding stock of Habersham Bank (“Habersham Bank”) and The Advantage Group, Inc. Habersham Bank owns all of the outstanding stock of Advantage Insurers, Inc. (“Advantage Insurers”). Advantage Insurers offers a full line of property, casualty and life insurance products. Advantage Insurers does not comprise a significant portion of the financial position, results of operations, or cash flows of the Company and as a result, management’s discussion and analysis, which follows relates primarily to Habersham Bank.
The Company’s continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, Gwinnett, Stephens, Forsyth and Hall counties in Georgia. The Company’s primary source of revenue is providing loans to businesses and individuals in its market area.
Executive Summary
Habersham Bancorp reported a third quarter loss of $4.2 million or $1.52 per diluted share, a decrease of 601.87% when compared to third quarter earnings of $855,000 or $.29 per diluted share in 2007. Year-to-date loss for the nine-month period ended September 30, 2008, was $4.6 million or $1.63 per diluted share, a decrease of 260.30%, when compared to year-to-date earnings of $2.9 million or $.96 per diluted share for the same period in 2007.
The Company’s primary source of income is interest income from loans and investment securities. Its profitability depends largely on net interest income, which is the difference between the interest received on interest-earning assets and the interest paid on deposits, borrowings, and other interest-bearing liabilities.
Interest income for the third quarter of 2008 and 2007 was approximately $6.2 million and $9.3 million respectively, representing a decrease of approximately 33.17% when comparing the third quarter of 2008 to the same period of 2007. Interest income for the nine-month periods of 2008 and 2007 was approximately $20.7 million and $27.7 million, respectively, representing a decrease of approximately 25.41% when comparing the 2008 period to the 2007 period. The decreases resulted from the effect of the falling prime interest rate on our outstanding variable rate loans, decreases in average loan balances and increases in the number and balances of loans in nonaccrual status.
Interest expense for the third quarter of 2008 and 2007 was approximately $3.3 million and $4.4 million respectively, representing a decrease of approximately 23.98% when comparing the third quarter of 2008 to the same period of 2007. Interest expense for the nine-month periods of 2008 and 2007 was approximately $10.9 million and $12.5 million, respectively, representing a decrease of approximately 12.76% when comparing the 2008 period to the 2007 period. These decreases resulted from declining rates paid on deposit and borrowing balances for the three-month and nine-month periods ended September 30, 2008 when compared to the same periods in 2007.
Net interest income before provision for loan loss for the third quarter of 2008 and the nine-month period ended September 30, 2008 decreased approximately $2.0 million or 41.42%, and $5.4 million or 35.82%, respectively, when compared to the same periods in 2007 as a result of the items discussed above.
Declines in the U.S. economy and our local real estate markets contributed to our increasing provisions for loan losses. As delinquencies and foreclosures increased, Habersham Bank recorded provisions to its allowance for loan losses during the third quarter and first nine months of 2008 of approximately $6.3 million and $7.4 million, respectively. For the third quarter and nine-month period of 2007, Habersham Bank recorded a provision to its allowance for loan losses of approximately $80,000.

The net interest margin for the third quarter and first nine months of 2008 was 2.80% and 3.08%, respectively compared to 4.35% and 4.58% for the same periods in 2007. Two factors which impact the net interest margin are average interest bearing assets, which decreased approximately $11.8 million and average interest-bearing liabilities, which increased approximately $19.7 million, when comparing the first nine months of 2008 to the first nine months of 2007.
The Company’s total assets decreased $14.4 million, or 2.80%, to $500.1 million at September 30, 2008 from $514.5 at December 31, 2007.
Decreases in the loan portfolios (net of allowance for loan losses), cash and cash equivalent balances and investment securities of approximately $20.7 million, $7.4 million and $1.1 million, respectively, were offset by increases in other real estate, other assets, and premises and equipment, net, of approximately $8.6 million, $3.5 million and $2.7 million, respectively.
Total liabilities (deposits, borrowings and other liabilities) at September 30, 2008 decreased approximately $7.7 million or 1.67% from $460.3 million at December 31, 2007 to $452.6 million at September 30, 2008. Interest bearing account balances and other borrowings decreased approximately $12.4 million and $4.1 million, respectively, and were offset by increases in noninterest bearing account balances of approximately $9.4 million.

Forward Looking Statements
Certain statements contained in this Quarterly Report on Form 10-Q and the exhibits hereto which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). In addition, certain statements in future filings by the Company with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of the Company which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; (2) statements of plans and objectives of the Company or its management or Board of Directors, including those relating to products or services; (3) statements of future economic performance; and (4) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted; (2) the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (5) changes in consumer spending, borrowing and saving habits; (6) risks involved in making and integrating acquisitions and expanding into new geographic markets; (7) the ability to increase market share and control expenses; (8) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Company and its subsidiaries must comply; (9) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board; (10) changes in the Company’s organization, compensation and benefit plans; (11) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and (12) the success of the Company at managing the risks involved in the foregoing.
Such forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.
Material Changes in Financial Condition
The Company’s total assets decreased $14.4 million, or 2.80%, to $500.1 million at September 30, 2008 from $514.5 million at December 31, 2007.
Cash and cash equivalents
Cash and due from banks decreased approximately $7.5 million resulting from customer’s activity within their deposit accounts during the nine month period ended September 30, 2008. Federal funds sold balances increased slightly during this period by approximately $156,000.
Investment securities
During the first nine months of 2008, purchases of investment securities available for sale totaled approximately $49.4 million, offset by maturities, calls and sales of approximately $47.6 million. The purchases consisted of approximately $25.4 million in U.S. government-sponsored enterprise bonds, $22.2 million in mortgage backed securities and $1.8 million in municipal bonds. Calls and maturities in the investment securities held for maturity portfolio totaled approximately $1.2 million during the first nine months of 2008. The calls and sales within the investment securities portfolio generated net gains of approximately $316,000. The unrealized loss on the investment securities available for sale portfolio increased approximately $1.9 million during the nine-month period ending September 30, 2008.

Loans
The total loan portfolio balances and loans held for sale balances decreased approximately $14.3 million and $864,000, respectively, when comparing balances at September 30, 2008 to December 31, 2007. The decrease in the loan portfolio balances resulted from foreclosures and payout of approximately $8.8 million and $5.5 million, respectively. Decreases in the loan portfolio occurring within the real estate construction portfolio, commercial lending portfolio and loans secured by farm land totaling approximately $16.7 million, $4.2 million, $1.9 million respectively, were offset by increases in the commercial real estate, 1-4 family residential properties, other and consumer lending portfolios totaling approximately $5.7 million, $1.9 million, $679,000, and $224,000, respectively.
Other real estate and premises & equipment
Other real estate increases of approximately $8.6 million resulted from foreclosures of properties during the first nine-month period of 2008. See a more detailed discussion in “Asset Quality”. Premises and equipment increased approximately $2.7 million primarily as a result of the ongoing construction of the Flowery Branch office, which is expected to be completed and in operation during the fourth quarter of 2008.
Deposits
Total deposits decreased approximately $3.0 million when comparing balances at September 30, 2008 to December 31, 2007 balances, with decreases occurring in NOW and money market, and savings account balances of approximately $20.0 million and $14.2 million, respectively, offset by increases in time deposits and noninterest bearing deposit balances of approximately $21.7 million and $9.4 million.
Borrowings
Total borrowings decreased approximately $4.4 million when comparing September 30, 2008 balances to December 31, 2007 with increases occurring primarily in federal funds purchased and securities sold under repurchase agreements.
Material Changes in Results of Operations
Net interest income is the largest single source of income for the Company. Management strives to attain a level of earning asset growth while providing a net yield on earning assets that will cover overhead and other costs and provide a reasonable return to our stockholders. Net interest income is affected by interest income from loans, investment securities and federal funds sold offset by interest paid on deposits and borrowings. The following table compares the weighted average tax equivalent yields for loans, investment securities and federal funds sold and the weighted average rates for deposits and borrowings for the third quarters and the first nine months of 2008 and 2007.

	Three Months ended		Nine Months ended
	September 30		September 30
	2008	2007	2008	2007
INTEREST YIELDS EARNED:
Loans	6.08%	8.91%	6.72%	9.08%
Investment securities	5.05%	5.35%	5.21%	5.29%
Federal funds sold	1.85%	4.81%	3.00%	4.91%

INTEREST RATES PAID:
Deposits	3.17%	4.23%	3.46%	4.15%
Borrowings	3.67%	5.13%	3.91%	5.03%

Total interest income for the third quarter of 2008 decreased approximately $3.1 million or 33.17%, when compared to the third quarter of 2007. Total interest income for the first nine months of 2008 decreased approximately $7.0 million or 25.41% when compared to the same period in 2007. The decrease in interest income is the result of the following: 1) Approximately $259.0 million or 73.92% of the loan portfolio is a variable rate loan product which may reprice daily, monthly, quarterly or annually. As the prime rate decreases, as it has in the periods being discussed, the loan yields decrease accordingly. 2) Average loan balances also decreased approximately $15.9 million or 4.47% due to maturities, payouts and foreclosures when comparing the nine-month periods ending September 30, 2008 and 2007. 3) Nonaccrual loans increased approximately $17.5 million when compared to December 31, 2007. Interest income is reduced as the number and balances of loans in nonaccrual status increase. See a more detailed discussion in “Asset Quality”.
Total interest expense for the third quarter of 2008 decreased approximately $1.1 million or 23.98% when compared to the third quarter of 2007. Average balances in interest bearing accounts decreased approximately $7.8 million when comparing the third quarter of 2008 to the third quarter of 2007. During the same period, the average interest rate paid on deposits decreased approximately 1.06%.Rates on savings and money market accounts, interest bearing demand deposits, and time deposits decreased approximately 2.26%, .91% and .86%, respectively. Average balances in other borrowings increased approximately $14.8 million when comparing the third quarter of 2008 to the third quarter of 2007 with a decrease in the average rate paid on borrowings of approximately 1.46%.
Total interest expense for the first nine months of 2008 decreased approximately $1.6 million or 12.76% when compared to the first nine months of 2007. Average balances in interest bearing accounts increased approximately $6.4 million when comparing the first nine months of 2008 and 2007. During the same period, the average interest rate paid on deposits decreased approximately .69%. Rates on savings and money market accounts, interest bearing demand deposits and time deposits decreased approximately 1.59%, .79% and .45%, respectively. Average balances in other borrowings increased approximately $13.2 million when comparing the first nine months of 2008 to the first nine months of 2007 with a decrease in the average rate paid on borrowings of approximately 1.12%.
Net interest income before provision for loan losses decreased approximately $2.0 million or 41.42% for the third quarter of 2008 and decreased approximately $5.4 million or 35.82% for the first nine months of 2008 when compared to the same periods in 2007 as a result of the items discussed above.
The net interest margin of the Company, net interest income divided by average earning assets, was 2.80% for the third quarter of 2008 compared to 4.35% for the third quarter of 2007, and was 3.08% for the first nine months of 2008 compared to 4.58% for the first nine months of 2007.
Noninterest income increased $3,000 or .32% for the third quarter of 2008 over the same period in 2007 and increased $443,000 or 15.92% for the first nine months of 2008 over the same period in 2007. Increases occurring in other income, in service charges and in net gains realized on calls and sales within the investment securities portfolio totaled approximately $92,000, $45,000 and $27,000, respectively, during the third quarter of 2008. These increases were offset by decreases within the mortgage origination fee income of approximately $159,000. Increases in the cash surrender value of life insurance, mastermoney card income, in trust fees and in gains in sale of other real estate totaling approximately $53,000, $15,000, $14,000 and $9,000, respectively, are reflected in the increase in other income.
For the first nine months of 2008, increases in net gains realized on calls and sales within the investment securities portfolio, in other income and in service charges totaled approximately $311,000, $283,000 and $91,000, respectively, when compared to the first nine months of 2007. These increases were offset by decreases within the mortgage origination income totaling approximately $242,000. The increase in other income resulted from increases in cash surrender value of life insurance, trust fees, mastermoney card income and gains in sale of other real estate totaling approximately $161,000, $76,000, $36,000 and $23,000, respectively, offset by a decrease in data processing income of approximately $34,000.

The income from cash surrender value of life insurance increased due to the purchase of policies at the end of 2007. Trust fee income increased due to an increase in the volume of services performed in 2008 compared to 2007. Mastermoney card income increased due to an increase volume of debit card transactions in 2008 compared to 2007. The data processing income decrease since the bank ceased providing these services in late 2007.
Noninterest expense increased $25,000 or .55% for the third quarter of 2008 over the same period in 2007. Increases in other real estate expenses, occupancy expenses, leased equipment expense, computer services and telephone expense totaling approximately $127,000, $71,000, $19,000, $7,000 and $5,000, respectively, were offset by decreases in salary and employee benefits and in general and administrative expense totaling approximately $203,000 and $1,000. Other real estate expense includes costs to maintain an increasing number of foreclosed properties. Increases in occupancy, leased equipment and telephone relate to installation and upgrade charges for the Flowery Branch Office in Hall County. The decrease in salary and employee benefits resulted from decreases in overtime expense, commission expense and accruals for incentive compensation. Tighter expense control measures have resulted in decreases in general and administrative expense when comparing third quarter of 2008 to third quarter 2007.
The decrease in general and administrative expenses consists primarily of decreases in various other miscellaneous expenses and advertising and marketing expenses of approximately $30,000 and $17,000, respectively, offset by increases in outside services and office supplies totaling approximately $42,000 and $4,000, respectively. Outside services include FDIC insurance, legal and professional services, insurance, director fees and State of Georgia Department of Banking fees.
Noninterest expense decreased $128,000 or .92% for the first nine months of 2008 over the same period in 2007 with decreases in salary and employee benefits, computer services and general and administrative expense of approximately $643,000, $18,000 and $1,000, respectively. The decrease in salary and employee benefits resulted from decreases in overtime expense, commission expense and in the accrual for incentive compensation. Tighter expense control measures have resulted in decreases in computer services and general and administrative expenses when comparing the first nine months of 2008 to the same period in 2007.
The decrease in general and administrative expenses consists primarily of decreases in advertising and marketing expenses and office supplies of approximately $70,000 and $44,000, respectively, offset by increases in outside services and various other miscellaneous expense totaling approximately $102,000 and $11,000, respectively. Outside services include FDIC insurance, legal and professional services, insurance, director fees and State of Georgia Department of Banking fees.
An income tax benefit of approximately $2.8 million was recorded for the three months ended September 30, 2008 compared to an income tax expense of approximately $331,000 for the three months ended September 30, 2007. An income tax benefit of approximately $3.5 million was recorded for the first nine months of 2008 compared to an income tax expense of approximately $1.2 million for the first nine months of 2007. The effective tax rate for the third quarter of 2008 and 2007 was 39.37% and 27.91%, respectively. The effective tax rate for the nine months ended September 30, 2008 and 2007 was 43.20% and 29.02%, respectively. Tax-exempt income of approximately $316,000 was 4.46% of pre-tax loss for the third quarter of 2008 when compared to 12.94% of pre-tax income for the third quarter of 2007. Tax exempt income of approximately $1.1 million was 13.68% of pre-tax loss for the first nine months of 2008 when compared to 20.29% of pre-tax income for the first nine months of 2007.
Asset Quality
The allowance for loan losses represents a reserve for probable losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated monthly based on a review of all significant loans, with particular emphasis on impaired, nonaccruing, past due and other loans that management believes require special attention. The determination of the allowance for loan losses is subjective and based on consideration of a number of factors and assumptions.

The allowance for loan losses methodology is based on a loan classification system. For purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company identifies problem loans in its portfolio and segregates the remainder of the loan portfolio into broad segments, such as commercial, commercial real estate, residential mortgage and consumer. The Company provides for a general allowance for losses inherent in the portfolio for each of the above categories. The general allowance is calculated based on estimates of inherent losses which are likely to exist as of the evaluation date. Loss percentages used for non-problem loans in the portfolio are based on historical loss factors. Specific allowance allocations for losses on problem loans are based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic conditions.
For loans considered impaired, specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the liquidation of the collateral would not result in repayment of these loans if the loan is collateral dependent or if the present value of expected future cash flows on the loan are less than the balance. In addition to these allocated allowances, at any point in time, the Company may have an unallocated component of the allowance. Unallocated portions of the allowance are due to a number of quantitative and qualitative factors, such as improvement in the condition of impaired loans and credit concentrations. All nonaccrual loans are considered impaired.
The risk associated with lending varies with the creditworthiness of the borrower, the type of loan (consumer, commercial, or real estate) and its maturity. Cash flows adequate to support a repayment schedule are an element considered for all loans. Real estate loans are impacted by market conditions regarding the value of the underlying property used as collateral. Commercial loans are also impacted by the management of the business as well as economic conditions. The Company also makes unsecured loans from time to time. The risk to the Company is greater for unsecured loans as the ultimate repayment of the loan is only dependent on the borrower’s ability to pay. The balance of unsecured loans at September 30, 2008 was approximately $14.9 million.
At September 30, 2008 and December 31, 2007, the ratio of the allowance for loan losses to total loans was 2.29% and .61%, respectively. For the third quarter and first nine months of 2008, provision for loan losses expense totaled approximately $6.3 million and $7.4 million, respectively, and for the third quarter and first nine months of 2007 provision for loan losses expense totaled approximately $80,000.
Net charge-offs for the first nine months of 2008 totaled approximately $1.8 million compared to net charge-offs of $688,000 for the first nine months of 2007 as detailed below:

		September 30,		September 30,
	No.	2008	No.	2007
Charge-offs:
Commercial	5	$80,247	2	$50,282
Real Estate	17	1,607,786	18	529,399
Consumer	53	181,517	62	190,550

Total Charge-offs	75	1,869,550	82	770,231

Recoveries:
Commercial		5,052		1,150
Real Estate		325		20,150
Consumer		41,176		61,375

Total Recoveries		46,553		82,675

Net Charge-offs		$1,822,997		$687,556

Nonperforming assets consist of nonaccrual loans, accruing loans 90 days past due and other real estate owned. The following summarizes nonperforming assets:

	September	December
	30, 2008	31, 2007
Accruing loans 90 days past due	$254,650	$41,594
Nonaccrual loans	35,778,687	18,326,924
Other real estate	20,082,020	11,498,271

Total nonperforming assets	$56,115,357	$29,866,789

Nonperforming assets increased approximately $26.2 million or 87.89% from December 31, 2007 to September 30, 2008. See the discussion that follows within this section for a description of the assets that comprised this increase.
Loans classified as 90 days past due increased $213,056 or 512.23% from December 31, 2007 to September 30, 2008. The increase is the net result of the following changes:

Balance at December 31, 2007	$41,594
New loans classified to 90 days past due status	727,933
Payments received	(509,641)
Charged-off	(5,236)

Balance at September 30, 2008	$254,650

The following summarizes accruing loans 90 days past due at September 31, 2008:

Real estate secured construction loans	$—
Residential loans	227,729
Consumer loans	26,921

Total accruing loans 90 days past due	$254,650

Impaired loans consist of loans on nonaccrual status. The increase is the net result of the following changes:

Balance at December 31, 2007	$18,326,924
Loans reclassified to nonaccrual status in 2008	37,590,903
Payments received on nonaccrual loans during 2008	(4,795,875)
Nonaccrual loans charged-off during 2008	(1,801,331)
Nonaccrual loans reclassified to other real estate	(8,843,608)
Nonaccrual loans reclassified to accrual status in 2008	(4,698,326)

Balance at September 30, 2008	$35,778,687

Nonaccrual loans may be reclassified to accrual status upon interest and payments being brought current. Nonaccrual loans reclassified to accrual status consisted of one construction and development loan, one loan secured by residential real estate and two consumer loans totaling approximately $4.8 million, $26,000 and $14,000, respectively.

Additions to loans on nonaccrual status consisted of the following:

September 30, 2008
Real Estate — construction & development loans	$33,788,469
Real Estate — residential loans	945,571
Real Estate — commercial	2,474,485
Commercial loans	56,897
Consumer loans	325,481

Total nonaccrual loans	$37,590,903

Payments received on nonaccrual loans include ten payoffs, restructuring of two loans and regular payments totaled approximately $4,297,289, $378,418 and $120,168, respectively.
The following summarizes nonaccrual loans at September 30, 2008 and December 31, 2007:

		September		December
	Number	30, 2008	Number	31, 2007
Real Estate — construction & development loans	32	$32,687,849	36	$18,146,355
Real Estate — residential loans	13	407,988	4	145,108
Real Estate — commercial	1	2,474,485	—	—
Commercial loans	—	—	1	25,350
Consumer loans	7	208,365	1	10,111

Total nonaccrual loans	53	$35,778,687	42	$18,326,924

Other real estate at September 30, 2008 increased approximately $8.6 million or 74.65% when compared to December 31, 2007. The following summarizes other real estate at September 30, 2008 and December 31, 2007:

	Number of	September	Number of	December
	Properties	30, 2008	Properties	31, 2007
Residential construction properties	35	$12,329,537	22	$6,324,444
Vacant lots	204	6,814,983	39	4,500,483
Commercial properties	3	937,500	2	639,500
Residential properties	—	—	1	33,844

Total other real estate	242	$20,082,020	64	$11,498,271

The increase in other real estate is the net result of the following changes:

Balance at December 31, 2007	$11,498,271
Foreclosed property	8,843,608
Additions to complete	901,610
Sales of other real estate	(1,161,469)

Balance at September 30, 2008	$20,082,020

Our Other Real Estate Owned (“OREO”) procedures provide that a foreclosure appraisal be obtained which provides a fair market value and a disposition (quick sale) value. The disposition value is the valuation used to place the property into OREO. Any difference between the disposition value and the loan balance is recommended for charge-off. Once the property is in OREO, the property is listed with a realtor to begin sales efforts. The appraised value for the other real estate properties was approximately $22.9 million at September 30, 2008.

21

Goodwill
Habersham Bancorp reviews its goodwill for impairment annually or more frequently if circumstances indicate that goodwill may be impaired. During the last two quarters, Habersham Bancorp’s stock price has traded below its per share book value and fallen below tangible book value for a short period of time. Management believes that the low stock price is more indicative of uncertainty about the economic cycle rather than the value of Habersham Bancorp’s underlying business. Although Habersham Bancorp has not performed a complete goodwill impairment assessment, management does not believe goodwill is impaired. The current economic environment has temporarily resulted in lower earnings and higher credit losses. Management believes the value of Habersham Bancorp’s business remains intact and that earnings will return to past levels when the credit cycle recovers. Habersham Bancorp will complete a full goodwill impairment assessment during the fourth quarter.
Liquidity and Capital Resources
Liquidity management involves the matching of the cash flow requirements of customers, either depositors withdrawing funds or borrowers needing loans, and the ability of the Company to meet those requirements.
The Company’s liquidity program is designed and intended to provide guidance in funding the credit and investment activities of the Company while at the same time ensuring that the deposit obligations of the Company are met on a timely basis. In order to permit active and timely management of assets and liabilities, these accounts are monitored regularly in regard to volume, mix, and maturity.
The Company’s liquidity position depends primarily upon the liquidity of its assets relative to its need to respond to short-term demand for funds caused by withdrawals from deposit accounts and loan funding commitments. Primary sources of liquidity are scheduled repayments on the Company’s loans and interest on and maturities of its investment securities. Sales of investment securities available for sale represent another source of liquidity to the Company. The Company may also utilize its cash and due from banks and federal funds sold to meet liquidity requirements as needed.
The Company also has the ability, on a short-term basis, to purchase federal funds from another financial institution up to $10 million. At September 30, 2008, the Company had no federal funds purchased. Presently, the Company has made arrangements with commercial banks for short-term advances under repurchase agreement lines of credit of which none was advanced at September 30, 2008. The Company entered into a repurchase agreement for a long term advance of $5.0 million during the first quarter of 2008. The Company has approximately $16.7 million outstanding in commercial sweep accounts at September 30, 2008. In addition, the Company has a total available line of $38.0 million, subject to available collateral, from the Federal Home Loan Bank. The Company had $38.0 million in advances on this line at September 30, 2008.
Habersham Bank’s liquidity policy requires that the ratio of cash and certain short-term investments to net withdrawable deposit accounts be at least 20%. The Bank’s liquidity ratios at September 30, 2008 and 2007 were 29.66% and 20.40%, respectively.
Also, liquidity as a percent of deposits and total liabilities, with a target of 10%, is recommended to be calculated and monitored daily. Based on these guidelines, the Bank’s liquidity ratios as a percent of deposits and total liabilities follow:

	September	December
	30, 2008	31, 2007
Liquidity as a percent of deposits	9.08%	13.65%
Liquidity as a percent of total liabilities	7.76%	11.53%
To improve the liquidity ratios, Habersham Bank obtained approximately a $21 million line at the Federal Discount Window during October, 2008.

22

At September 30, 2008, Habersham Bancorp and Habersham Bank were required to have minimum Tier 1 and total capital ratios of 4% and 8%, respectively. Additionally, the Company and the Bank are required to maintain a leverage ratio (Tier 1 capital to average assets) of at least 4%. The Company’s and the Bank’s ratios at September 30, 2008 follow:

	Habersham	Habersham
	Bank	Bancorp
Tier 1	10.38%	11.29%
Total Capital	11.64%	12.54%
Leverage	8.27%	9.03%
On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which creates the Troubled Asset Relief Program (“TARP”) and provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. The Capital Purchase Program the (“CPP”) was announced by the U.S. Treasury on October 14, 2008 as part of TARP. Pursuant to the CPP, the U.S. Treasury will purchase up to $250 billion of senior preferred shares on standardized terms from qualifying financial institutions. The purpose of the CPP is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The CPP is voluntary and requires a participating institution to comply with a number of restrictions and provisions, including standards for executive compensation and corporate governance and limitations on share repurchases and the declaration and payment of dividends on common shares. The CPP allows qualifying financial institutions to issue senior preferred shares to the U.S. Treasury in aggregate amounts between 1 percent and 3 percent of the institution’s risk weighted assets (“Senior Preferred Shares”). The Senior Preferred Shares will qualify as Tier 1 capital and rank senior to our common stock. The Senior Preferred Shares will pay a cumulative dividend rate of 5 percent per annum for the first five years and will reset to a rate of 9 percent per annum after year five. The Senior Preferred Shares will be non-voting, other than class voting rights on matters that could adversely affect the shares. The Senior Preferred Shares will be callable at par after three years. Prior to the end of three years, the Senior Preferred Shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. U.S. Treasury may also transfer the Senior Preferred Shares to a third party at any time. In conjunction with the purchase of Senior Preferred Shares, Treasury will receive warrants to purchase common stock with an aggregate market price equal to 15 percent of the Senior Preferred Shares. The exercise price on the warrants will be the market price of the participating institution’s common stock at the time of issuance, calculated on a 20-trading day trailing average. Companies participating in the CPP must adopt the U.S. Treasury’s standards for executive compensation and corporate governance. In order to participate, the Treasury would need to approve the Company’s participation and the Company’s shareholders would need to approve an amendment to the Company’s articles of incorporation authorizing the Board of Directors to issue preferred stock on such terms as it may determine. The minimum subscription amount available to a participating institution is 1% of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion or 3% of risk-weighted assets. For the Company, the minimum amount would be approximately $4 million and the maximum amount would be approximately $11 million. The Company plans to use any capital it may receive under the CPP to fund prudent, diversified loan growth in its markets and to strengthen its capital position.
The extent to which the Company may ultimately participate in the program has not yet been determined.
Item 3. Quantitative and Qualitative Disclosures About Market Risk.
As of September 30, 2008 there were no substantial changes in the composition of the Company’s market-sensitive assets and liabilities or their related market values from that reported as of December 31, 2007. The foregoing disclosures related to the market risk of the Company should be read in conjunction with the Company’s audited consolidated financial statements, related notes and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2007 included in the Company’s 2007 Annual Report on Form 10K.

23

Appendix D
Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ORGANIZATION
     Habersham Bancorp (the “Company”) owns all of the outstanding stock of Habersham Bank (“Habersham Bank”) and The Advantage Group, Inc. Habersham Bank owns all of the outstanding stock of Advantage Insurers, Inc. (“Advantage Insurers”). Advantage Insurers offers a full line of property, casualty and life insurance products. The Advantage Group, Inc. and Advantage Insurers do not comprise a significant portion of the financial position, results of operations, or cash flows of the Company and as a result management’s discussion and analysis, which follows relates primarily to Habersham Bank.
     The Company’s continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, Gwinnett, Stephens, Forsyth and Hall counties in Georgia. The Company’s primary source of revenue is interest income on loans to businesses and individuals in its market area.
EXECUTIVE SUMMARY
     The Company’s primary source of income is interest income from loans and investment securities. Its profitability depends largely on net interest income, which is the difference between the interest received on interest-earning assets and the interest paid on deposits, borrowings and other interest-bearing liabilities.

Year Ended December 31, 2007
     Year-to-date net earnings for the year ended December 31, 2007 was $2.9 million or $1.00 per diluted share, a decrease of 44.5 % when compared to $5.3 million or $1.77 per diluted share for the year ended December 31, 2006. The decrease was attributable primarily to an increase in nonaccrual loans, which reduced interest income and increased expenses related to the provision for loan losses. During 2007, nonaccrual loans increased by $17.8 million, or 3549.1%, and net interest income decreased by $1.7 million, or approximately 8.1%. The increase in nonaccrual loans resulted principally from a decline in the 1-4 family real estate market in both construction lending and new mortgages. To maintain an adequate allowance for loan losses, the Company increased the provision for loan losses to $675,225 during 2007. In addition, increases in interest costs outpaced increases in interest earned as variable rate interest loans repriced at lower interest rates more quickly than the rates paid on deposit balances as each responded to decreases in the interest rates set by the Federal Reserve Bank. Increases in noninterest expense, which includes salaries and employee benefits, occupancy expenses, computer expenses, telephone expense, etc. of approximately $1.5 million resulted primarily from the staffing and operation of the Cumming office, which began operation in January 2007.
     Total assets of $514.2 million at December 31, 2007 reflects a decrease of $41.5 million from $555.7 million at December 31, 2006. The decrease is due primarily to decreases in cash and cash equivalents and short-term investments in federal funds sold. The federal funds sold balance increased temporarily as a result of a $78.5 million increase in deposit balances at December 31, 2006 that was paid out during January 2007. Increases in other real estate, the loan portfolio, investment securities and premises and equipment totaled approximately $11.0 million (2037.3%), $5.4 million (1.6%), $4.3 million (4.9%) and $3.2 million (24.4%), respectively, for 2007. The increase in other real estate properties resulted primarily from foreclosures of construction loans secured by 1-4 family properties located in the metro Atlanta area and surrounding counties. The net increase in the loan portfolio resulted primarily from activity within the commercial lending portfolio, which increased $4.6 million.
     Expansion efforts for 2007 resulted in the purchase of properties in Hall and Warren counties for new office locations. The Warrenton office was moved from a downtown location to a new site to improve operational efficiency. Construction on the Hall County Flowery Branch office began in 2007 with an estimated completion date during the fourth quarter of 2008. Also, a temporary branch office was opened in the Flowery Branch area during November 2007 in order to provide service during the construction phase of the new building.
     A decrease in total shareholders’ equity of approximately $1.4 million resulted from a stock repurchase program and dividends paid during 2007 of approximately $2.2 million and $2.6 million, respectively, offset by year-to-date earnings of approximately $2.9 million. The Company repurchased 150,000 shares under the repurchase program in October 2007 and paid an additional $.50 per share dividend during December 2007.
Year Ended December 31, 2006
     Net earnings for 2006 were $5,292,909, representing an increase of 38.80% from 2005. Diluted earnings per share were $1.77, up $.47 per share from 2005, and return on average equity was 10.06% as compared to 7.76% for 2005. Year-to-date net earnings reflect the increase in net interest income of approximately $3.9 million when compared to net earnings of 2005.
     In 2006, Habersham Bank was able to maintain a healthy tax equivalent net interest margin during 2006 with an average net interest margin of 5.03% compared to 4.61% during 2005. The increase in the net interest margin was primarily due to loan growth of approximately $25.5 million primarily in real estate construction lending in expanding markets in Cherokee and Gwinnett counties and increases in commercial lending in new markets in metro Atlanta.

     The variable rate loan portfolio increased during 2006 by approximately $18.8 million which allows for quicker response to increases in the prime interest lending rate than the deposit portfolio. The majority of the variable rate loan portfolio is a daily adjustable rate product tied to the prime rate and can adjust immediately to prime rate increases while interest bearing deposits are primarily adjusted at maturity. Maintaining a profitable net interest margin (net interest income divided by average earning assets) continued to be the focus of management during 2006.
     Total assets of $556 million at December 31, 2006, reflected an increase of $77.3 million or 16.16% from $478 million at December 31, 2005. Management reported that the increase was due primarily due to excess cash from a short term deposit made at year-end invested in federal funds sold and in cash and due from banks, loan growth in the Cherokee County and Gwinnett County markets, purchases of investment securities and investment in premises and equipment of approximately $37.7 million, $25.5 million, and $11.8 million and $2.4 million, respectively.
     Management has developed strategies for asset growth and expansion of its financial services into selective growth markets in North Georgia. During 2006, Habersham Bank expanded its services into Forsyth County with the operation of a Loan Production Office while a new branch building was under construction. The new building was officially opened for business in January 2007.
     The following discussion sets forth the major factors that affect the Company’s results of operations and financial condition. These comments should be read in conjunction with the consolidated financial statements and related notes.
     This discussion contains forward-looking statements involving risks and uncertainties. Results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks involving the potential adverse effect of unexpected changes in interest rates and the current interest rate environment, difficulties in expanding into new market areas, loan losses and the adequacy of the Company’s loan loss allowance, changes in regulation and legislation, competition and other risks identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.
CRITICAL ACCOUNTING ESTIMATES
     In reviewing and understanding financial information for the Company, you are encouraged to read and understand the significant accounting policies which are used in preparing the consolidated financial statements of the Company. These policies are described in Note 2 to the consolidated financial statements which are presented elsewhere in this annual report. Of these policies, management believes that the accounting for the allowance for loan losses is the most critical. This is because of the subjective nature of the estimates used in establishing the allowance and the effect these estimates have on the Company’s earnings. Because the allowance is replenished by means of a provision for loan losses that is charged as an expense against net earnings, the estimation of the allowance affects the Company’s earnings directly. Losses on loans result from a broad range of causes, from borrower-specific problems to industry issues to the impact of the economic environment. The identification of the factors that lead to default or non-performance under a loan agreement and the estimation of loss in these situations is very subjective. In addition, a dramatic change in the performance of one or a small number of borrowers can have a significant impact on the estimate of losses. As described further below, under “Allowance for Loan Losses”, management has implemented a process that has been applied consistently to systematically consider the many variables that impact the estimation of the allowance for loan losses.
     Certain economic factors could have a material impact on the loan loss allowance determination and its adequacy. The depth and duration of any economic recession would have an impact on the credit risk associated with the loan portfolio. Another factor that can impact the determination is a consideration of concentrations in collateral which secure the loan portfolio. The Company’s loan portfolio is secured primarily by commercial and residential real estate, with such loans comprising approximately 89.69% of the total loan portfolio at December 31, 2007.

     The commercial and residential real estate loan portfolio is split out into construction, land development and other land loans, loans secured by 1-4 family residential properties, and commercial properties totaling approximately $175.9 million, $76.4 million and $62.0 million, respectively. The construction, land development and other land loan portfolios have been the hardest hit by the downturn in the economy resulting in increases in nonperforming assets. While there is a risk that the value of the 1-4 family real estate residential mortgages securing these loans in the portfolio could decrease during an economic recession, these loans are generally not as affected by downturns in the economy. Habersham Bank held concentrations of loans to customers, which totaled 100% or more of Tier 1 Capital in land and subdivision development and real estate lessors (amortized non-owner occupied) at December 31, 2007 and 2006. See “Loans.”
     The Company will, from time to time, make unsecured loans. The risk to the Company is greater for unsecured loans as the ultimate repayment of the loan is only dependent on the borrower’s ability to pay. The balance of unsecured loans at December 31, 2007 was $11.9 million.
     Refer to the section entitled “Allowance for Loan Losses” for an additional discussion of the key assumptions and methods used in determining the allowance for loan losses, as well as inherent risks in estimating the allowance.
RESULTS OF OPERATIONS
     Habersham Bancorp’s net earnings were $2,939,357, $5,292,909 and $3,813,471, for the years ended December 31, 2007, 2006 and 2005, respectively, with related diluted earnings per common and common equivalent share of, $1.00, $1.77 and $1.30 respectively, representing a decrease of 44.50% from 2006 to 2007 and an increase of 36.15% from 2005 to 2006.
     Net earnings represents a return on average equity of 5.23%, 10.06% and 7.76% in 2007, 2006 and 2005, respectively.
     The decrease in net earnings for the year ended December 31, 2007, when compared to the year ended December 31, 2006, was primarily due to decreases in net interest income of approximately $1.7 million or 8.07% and in increases in noninterest expense of approximately $1.5 million or 8.6% and in the provision for loan losses of $675,225. The provision for loan loss was increased in order to maintain an adequate allowance for loan losses. Interest income was net of the loss of interest income of approximately $616,000 on nonaccrual loans during 2007. Increases in noninterest expense are primarily attributable to increases in salaries and employee benefits, occupancy expenses, computer services and in other expenses of approximately $764,000, $192,000, $79,000 and $435,000, respectively. The noninterest expense increases related to the staffing and operation of the Cumming Office, which began operation in January 2007.
     The increase in net earnings for the year ended December 31, 2006, when compared to the year ended December 31, 2005, was primarily due to the increase in net interest income of approximately $3.9 million. Noninterest income for 2006 increased approximately $208,000, or 6.03% when compared to 2005, primarily due to increases in service charges on deposit accounts totaling approximately $200,000. Noninterest expense increased approximately $2.2 million, or 14.69% when compared to 2005. This increase is attributable to increases in salaries and employee benefits, occupancy expense, computer services, and other expense totaling approximately $1.3 million, $279,000, $94,000 and $527,000, respectively.

NET INTEREST INCOME
     Net interest income is the largest single source of income for the Company. Management strives to attain a level of earning asset growth while providing a net yield on earning assets that will cover overhead and other costs and provide a reasonable return to our stockholders.

	2007	2006	2005
Net interest income	$19,528,634	$21,242,379	$17,335,931
     Net interest income for 2007 decreased approximately $1.7 million or 8.07% when compared to 2006, which had increased approximately $3,906,000, or 22.53%, when compared to 2005. Net interest income is affected by interest income from loans, investment securities and federal funds sold offset by interest paid on deposits and borrowings. The following table compares the weighted average tax equivalent yields for loans, investment securities and federal funds sold and the weighted average rates for deposits and borrowings for 2007, 2006 and 2005.

	2007	2006	2005
	Yields	Yields	Yields

Interest yields earned:
Loans	8.91%	9.01%	7.52%
Investment securities	5.32%	5.08%	4.67%
Federal funds sold	4.93%	4.89%	2.86%
Loans held for sale	5.58%	4.72%	3.15%

	Rates	Rates	Rates

Interest rates paid:
Deposits	4.15%	3.54%	2.46%
Borrowings	5.00%	4.71%	4.52%
     Yields and rates reflect adjustments in pricing as the Federal Reserve moves the prime interest rate.
     During 2007, average balances in Habersham Bank’s interest earning assets increased approximately $23.8 million or 5.49% in the aggregate. During the same time period, average balances in interest bearing liabilities increased approximately $36.4 million or 10.16% during 2007.
     During 2007, interest income increased approximately $1.9 million when compared to 2006. Increases in interest income resulting from the loan portfolio and investment securities totaling approximately $1.7 million and $343,000, respectively, were offset by decreases in federal funds sold income of approximately $170,000. Interest income from loans was net of interest losses on nonaccrual loans totaling approximately $616,000 during 2007. Loan yields also decreased by .10% when comparing yields for 2007 to yields for 2006.
     During 2006, interest income increased approximately $8.5 million, or 32.86%, when compared to 2005. Increases in interest income resulted from interest on loans, investment securities and federal funds sold totaling approximately $7,506,000, $753,000 and $265,000, respectively. The increase in interest income from loans resulted primarily from the increase in average balances in Habersham Bank’s loan portfolio during 2006. Loan production in commercial and residential real estate secured loans during 2006 created an increase in loan balances of approximately $23 million during 2006. Increases in the prime lending rate during the first six months of 2006 from 7.25% at December 31, 2005 to 8.25% at June 30, 2006 also positively affected interest income as variable rate loans in Habersham Bank’s loan portfolio repriced in response to the prime rate changes.

     Interest expense for 2007 increased approximately $3.6 million, or 27.46% when compared to 2006. Interest expense for deposits and borrowings increased approximately $3.1 million and $557,000, respectively. Increases in the average balances of time deposits of approximately $30.1 million were offset by decreases in average balances in the interest bearing demand and savings deposits totaling approximately $1.2 million and $1.0 million, respectively. Increases in average short-term and other borrowings balances of approximately $8.5 million primarily resulted from an increase in securities sold under repurchase agreements.
     Interest expense for 2006 increased approximately $4.6 million, or 53.69%, when compared to 2005, primarily as a result of increases of approximately $52.7 million in the average balances of the interest bearing deposit portfolios at Habersham Bank, offset by decreases of approximately $3.4 million in other borrowings. During 2006, average balances in time deposit accounts, interest bearing demand deposit accounts and in savings accounts increased approximately $21.2 million, $17.1 million and $14.4 million, respectively, when compared to average balances in the same portfolios in 2005.
     The tax equivalent net interest margin of the Company was 4.41% in 2007, 5.03% in 2006 and 4.61% in 2005. The net interest margin of the Company decreased due to decreases in loan yields, increases in deposit and short-term borrowing rates and the loss of interest on nonaccrual loans.
CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS EARNED AND RATES PAID
     Average balances in the total loan portfolio increased approximately $22.9 million, or 6.91% at December 31, 2007 from 2006 average balances. The total loan portfolio increased approximately $4.1 million during 2007.
     Increases in the commercial and real estate secured lending portfolios totaled approximately $4.7 million and $336,000, respectively, offset by a decrease in the consumer lending portfolio of approximately $872,000. The real estate secured lending portfolio increase is net of approximately $11.0 million of foreclosures of construction loans secured by 1-4 family residential properties as a result of the decline in the real estate market for both construction lending and acquisition and development of residential properties.
     Average balances in the total loan portfolio increased approximately $33.8 million, or 11.36%, at December 31, 2006 from 2005 average balances. The total loan portfolios increased approximately $25.5 million, or 7.95%, when comparing December 31, 2006 to December 31, 2005. Increases in the lending portfolio of commercial and residential real estate and in the consumer lending portfolio totaled approximately $23.4 million and $2.7 million, respectively. These increases were offset by a decrease in the commercial lending portfolio of approximately $649,000. Increased activity within the commercial and residential construction portfolio resulted in an increase of approximately $31.9 million offset by a decrease in the remaining real estate secured portfolio of approximately $8.5 million.
     Average balances of investment securities increased approximately $4.3 million, or 4.72%, from year-end 2006 to 2007. Purchases of investment securities totaled approximately $14.9 million during 2007 offset by maturities, sales and calls of investment securities of approximately $7.2 million and $4.1 million, respectively. Purchases of U.S. government-sponsored enterprises and tax-exempt state and political subdivisions securities totaled approximately $8.9 million and $5.9 million, respectively.
     Average balances of investment securities increased approximately $9.9 million, or 12.36%, from year-end 2005 to 2006. Purchases of investment securities totaled approximately $20.5 million during 2006 offset by maturities, sales and calls of investment securities of approximately $6.8 million and $2.0 million, respectively. Purchases of U.S. government-sponsored enterprises and tax-exempt state and political subdivisions securities totaled approximately $12.5 million and $8.0 million, respectively, during 2006.

     Average balances in the total deposit portfolio increased approximately $18.9 million, or 5.18% during 2007. Average account balances in time deposits increased approximately $30.1 million. Decreases in account balances in noninterest bearing accounts, interest bearing demand deposits and in savings totaled approximately $9.0 million, $1.2 million and $1.0 million, respectively. Deposit balances moved from lower interest rates in money market and savings accounts to higher yields in time deposit accounts.
     The average balances in the total deposit portfolio increased approximately $48.6 million during 2006. Interest bearing account balances of time deposits, interest bearing demand deposits and savings deposits increased approximately $21.2 million, $17.1 million and $14.4 million, respectively. Noninterest bearing demand deposit account balances decreased approximately $4.1 million.
     The following table sets forth the consolidated average balance sheets for the Company, average rates earned on interest-earning assets, average rates paid on interest-bearing liabilities, interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities, and net interest margin. Yields on non-taxable instruments are reported on a tax-equivalent basis. This information is presented for the years ended December 31, 2007, 2006 and 2005.

CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS EARNED AND RATES PAID

	2007			2006
	Average	Income/	Average	Average	Income/	Average
	Balance	(Expense)	Yield/Cost	Balance	(Expense)	Yield/Cost
Interest-earning assets:
Loans, net (1)	$354,273,983	31,578,826	8.91%	$331,363,746	29,854,762	9.01%
Investment securities (2):
Taxable	67,679,357	3,322,931	4.91%	67,479,130	3,107,325	4.60%
Tax exempt	26,944,544	1,110,046	6.24%	22,882,099	982,884	6.51%
Federal funds sold	5,515,521	271,871	4.93%	9,036,945	442,118	4.89%
Loans held for sale	1,647,006	91,864	5.58%	1,545,039	72,949	4.72%

Total interest-earning assets	456,060,411	36,375,538	8.10%	432,306,959	34,460,038	8.09%
Noninterest-earning assets	43,047,263			35,179,810

Total assets	$499,107,674			$467,486,769

Interest-bearing liabilities:
Money market and NOW	$85,395,092	(1,636,616)	1.92%	$86,590,932	(1,533,639)	1.77%
Savings accounts	60,330,900	(2,512,417)	4.16%	61,332,587	(2,351,977)	3.83%
Certificates of deposit	194,897,350	(9,988,885)	5.13%	164,822,662	(7,180,212)	4.36%

Total deposits	340,623,342	(14,137,918)	4.15%	312,746,181	(11,065,828)	3.54%
Short-term and other borrowings	54,190,150	(2,708,986)	5.00%	45,652,371	(2,151,831)	4.71%

Total interest-bearing liabilities	394,813,492	(16,846,904)	4.27%	358,398,552	(13,217,659)	3.69%
Noninterest- bearing deposits	42,484,417			51,482,129

Other noninterest-bearing Liabilities	5,686,245			5,001,319

Total liabilities	442,984,154			414,882,000
Stockholders’ equity	56,123,520			52,604,769

Total liabilities and stockholders’ equity	$499,107,674			$467,486,769

Net interest income		$19,528,634			$21,242,379

Net interest margin			4.41%			5.03%

Interest rate spread			3.83%			4.40%

CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS EARNED AND RATES PAID, CONTINUED

	2005
	Average	Income/	Average
	Balance	(Expense)	Yield/Cost
Interest-earning assets:
Loans, net (1)	$297,566,778	$22,381,406	7.52%
Investment securities (2):
Taxable	62,143,278	2,530,007	4.07%
Tax exempt	18,280,795	807,397	6.69%
Federal funds sold	6,206,271	177,491	2.86%
Loans held for sale	1,270,199	39,968	3.15%

Total interest-earning assets	385,467,321	25,936,269	6.84%
Noninterest-earning assets	31,953,575

Total assets	$417,420,896

Interest-bearing liabilities:
Money market and NOW	$69,479,318	(710,963)	1.02%
Savings accounts	46,961,741	(1,110,185)	2.36%
Certificates of deposit	143,560,942	(4,562,138)	3.18%

Total deposits	260,002,001	(6,383,286)	2.46%
Short-term and other borrowings	49,097,093	(2,217,052)	4.52%

Total interest-bearing liabilities	309,099,094	(8,600,338)	2.78%
Noninterest- bearing deposits	55,581,576
Other noninterest-bearing Liabilities	3,483,422

Total liabilities	368,164,092
Stockholders’ equity	49,256,804

Total liabilities and stockholders’ equity	$417,420,896

Net interest income		$17,335,931

Net interest margin			4.61%

Interest rate spread			4.06%

(1)	Interest earnings on nonaccrual loans are included in the foregoing analysis to the extent that such interest earnings had been recorded during 2007, 2006 and 2005. Income includes loan fees of $1,459,325, $2,037,032 and $1,869,748 for 2007, 2006 and 2005, respectively.

(2)	Average yields for available for sale securities are computed using the historical cost balances. Such yields do not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rates for the periods indicated:

	2007 vs.			2006 vs.
	2006			2005
	Increase			Increase
	(Decrease)			(Decrease)
	Due to			Due to
	Average	Average		Average	Average
	Volume (1)	Rate (1)	Net	Volume (1)	Rate (1)	Net
Interest Income:
Loans	$2,064,212	$(340,148)	$1,724,064	$2,541,532	$4,931,824	$7,473,356
Investment securities:
Taxable	18,389	197,217	215,606	217,169	360,149	577,318
Tax exempt	264,465	(137,303)	127,162	307,827	(132,340)	175,487
Federal funds sold	(172,198)	1,951	(170,247)	80,957	183,670	264,627
Loans held for sale	4,813	14,102	18,915	8,657	24,324	32,981

Total interest-earning assets	$2,179,681	$(264,181)	$1,915,500	$3,156,142	$5,367,627	$8,523,769

Interest Expense:
Money market and NOW	$(21,166)	$124,143	$102,977	$174,538	$648,138	$822,676
Savings accounts	(38,365)	198,805	160,440	341,457	900,335	1,241,792
Certificates of deposit	1,311,256	1,497,417	2,808,673	674,958	1,943,116	2,618,074
Short-term and other borrowings	402,129	155,026	557,155	(155,701)	90,480	(65,221)

Total interest-bearing liabilities	$1,653,854	$1,975,391	$3,629,245	$1,035,252	$3,582,069	$4,617,321

Change in net interest income	$525,827	$(2,239,572)	$(1,713,745)	$2,120,890	$1,785,558	$3,906,448

1)	The changes in interest income and/or expense not due solely to rate or volume have been allocated to the rate component.

NONINTEREST INCOME AND NONINTEREST EXPENSE
     In 2007, noninterest income and noninterest expense increased approximately $123,000, or 3.36% and $1.5 million or 8.6% when compared to 2006.
     Noninterest income increased primarily from increases in trust services fees, service charges on deposit accounts and income from bank-owned life insurance totaling approximately $96,000, $86,000 and $18,000, respectively. These increases were offset by decreases in gain on sale of premises and equipment, other service charges and mortgage origination income totaling approximately $76,000, $11,000 and $11,000, respectively. Net security gains in 2007 totaled approximately $5,000 compared to a net loss of approximately $13,000 for 2006.
     An overdraft protection product and a business development plan for the Trust Department, each introduced in 2006, continued to generate additional NSF fees and trust fees in 2007. Income from bank-owned life insurance increased with the addition of a Senior Executive Retirement Plan (“SERP”) funded by the purchase of bank-owned life insurance during 2007.
     Noninterest income increased approximately $208,000, or 6.03%, during 2006 resulting primarily from increases in service charges on deposit accounts, trust services fees, gains from the sale of premises and equipment, and in other income of approximately $200,000, $76,000, $70,000 and $75,000, respectively. These increases were offset by decreases in mortgage origination income and in income from bank-owned life insurance of approximately $196,000 and $10,000, respectively. A net loss of $13,216 occurred on securities sales in 2006 compared to a net loss of $5,654 in 2005. The increase in service charges on deposit accounts resulted from the introduction of an overdraft protection product which generated additional NSF fees during 2006. The Trust Department introduced a business development plan in 2006 which produced additional accounts and increases in trust fees. The gain on sale of premises and equipment resulted from the sale of a portion of land to the Georgia Department of Transportation for right-of-way and the sale of computer equipment during 2006. Increases in other income primarily consisted of additional activity in master money transactions and insurance commissions approximately $49,000 and $22,000, respectively, with the remaining increase spread over various accounts.
     Increases in salaries and employee benefits, occupancy expenses, computer expenses and telephone expenses totaled approximately $764,000, $192,000, $79,000 and $9,000, respectively. Other expense increased $435,000 during 2007 when compared to 2006. Increases in other expenses, outside services, marketing expenses and office supplies totaled approximately $263,000, $109,000, $43,000 and $20,000, respectively. All areas of other expense increased due to the staffing and operation of the Cumming Office, which began operation in January 2007.
     Noninterest expense in 2006 increased approximately $2,202,000 or 14.69% as compared to 2005. Increases in salaries and employee benefits, occupancy expenses and computer expenses totaled approximately $1,302,000, $279,000 and $94,000, respectively. These increases reflect the impact of a full year’s expense in salaries and employee benefits, occupancy expenses and computer expense occurring as a result of the Liberty merger in July of 2005 compared to six months of expense in 2005 as well as annual salary adjustments. Other expense increased approximately $527,000 or 12.79% when compared to 2005. Increases in other expenses, outside services, advertising and public relations, office supplies and telephone totaled approximately $225,000, $112,000, $80,000, $75,000 and $35,000, respectively.

INCOME TAX EXPENSE
     Income tax expense for the periods ended December 31, 2007, 2006 and 2005 was approximately $1,020,000, $2,412,000 and $1,649,000, respectively. The effective tax rate for the periods ended December 31, 2007, 2006 and 2005 was 25.77%, 31.30% and 30.19%, respectively. Tax-exempt income on investment securities in municipal bonds for the periods ended December 31, 2007, 2006 and 2005 was 28.03%, 12.76% and 14.78% of pre-tax income, respectively. Income tax expense for the years ended December 31, 2007, 2006 and 2005 is more fully explained in Note 14 to the consolidated financial statements.
ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses represents a reserve for probable losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated monthly based on a review of all significant loans, with particular emphasis on impaired, nonaccruing, past due and other loans that management believes require special attention. The determination of the allowance for loan losses is subjective and based on consideration of a number of factors and assumptions. As such, the accounting policy followed in the determination of the allowance is considered a critical accounting policy. See “Critical Accounting Estimates.”
     The allowance for loan losses methodology is based on a loan classification system. For purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company identifies problem loans in its portfolio and segregates the remainder of the loan portfolio into broad segments, such as commercial, commercial real estate, residential mortgage and consumer. The Company provides for a general allowance for losses inherent in the portfolio for each of the above categories. The general allowance is calculated based on estimates of inherent losses which are likely to exist as of the evaluation date. Loss percentages used for non-problem loans in the portfolio are based on historical loss factors. Specific allowance allocations for losses on problem loans are based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic conditions.
     For loans considered impaired, specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the liquidation of the collateral would not result in repayment of these loans if the loan is collateral dependent or if the present value of expected future cash flows on the loan are less than the balance. In addition to these allocated allowances, at any point in time, the Company may have an unallocated component of the allowance. Unallocated portions of the allowance are due to a number of quantitative and qualitative factors, such as improvement in the condition of impaired loans and credit concentrations. The level of the unallocated portion of the allowance serves as a prime indicator to management for the need of additional provisions for loan loss as management prospectively accounts for this critical accounting estimate.

     The allowance for loan losses allocation is based on subjective judgment and estimates and, therefore, is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. The allocation of the allowance for loan losses by loan category at December 31, 2007, 2006, 2005, 2004 and 2003 is as follows:

	2007		2006		2005		2004		2003
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
		Loans		Loans		Loans		Loans		Loans
		to		to		to		to		to
		Total		Total		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Commercial, financial and agricultural	$65,151	5.8%	$217,535	4.6%	$69,844	5.2%	$366,110	5.9%	$411,359	5.5%
Real estate	1,734,310	89.7%	2,090,590	90.6%	2,714,789	90.5%	2,564,713	89.1%	2,315,343	88.3%
Installment loans to individuals	322,676	4.5%	299,478	4.8%	981,002	4.3%	629,068	5.0%	618,639	6.2%
Unallocated	14,711	—	837,186	—	178,890	—	74,752	—	297,761	—

Total	$2,136,848	100.00%	$3,444,789	100.00%	$3,944,525	100.00%	$3,634,643	100.00%	$3,643,102	100.00%

     The Company’s provision for loan losses is intended to create an adequate allowance for losses in the loan portfolio at the end of each reporting period. Management determined that due to increases in the number of charge-offs occurring in the third and fourth quarters of 2007 and reductions in the unallocated portion of the allowance, a provision for loan losses totaling $675,225 would be made for the year ended December 31, 2007.
     No provision for loan losses was expensed in 2006, as compared to $330,000 in 2005, as management determined the allowance for loan losses to be adequate for the period indicated by a growing unallocated portion of the allowance, due to the lower level of impaired loans.
     The following table summarizes, for each of the years in the five year period ended December 31, 2007, selected information related to the allowance for loan losses.

	2007	2006	2005	2004	2003
Balance of allowance for loan losses at beginning of period	$3,444,789	$3,944,525	$3,634,643	$3,643,102	$3,533,309
Liberty Bank and Trust allowance	—	—	215,079	—	—
Charge-offs:
Commercial, financial and agricultural	(89,474)	(254,672)	(44,799)	(145,422)	(329,905)
Real estate	(1,744,773)	(180,191)	(113,310)	(427,365)	(137,861)
Installment loans to individuals	(262,191)	(251,983)	(273,935)	(228,331)	(660,230)
Other	(19,563)	(15,780)	(12,307)	(11,074)	(20,279)

Total charge-offs	(2,116,001)	(702,626)	(444,351)	(812,192)	(1,148,275)

Recoveries:
Commercial, financial and agricultural	2,663	34,030	29,952	56,558	130,864
Real estate	50,085	18,595	45,409	143,308	45,581
Installment loans to individuals	76,975	146,841	131,120	114,624	125,179
Other	3,112	3,424	2,673	6,743	6,444

Total recoveries	132,835	202,890	209,154	321,233	308,068

Net charge-offs	(1,983,166)	(499,736)	(235,197)	(490,959)	(840,207)

Provision for loan losses	675,225	—	330,000	482,500	950,000

Balance of allowance for loan losses at end of period	$2,136,848	$3,444,789	$3,944,525	$3,634,643	$3,643,102

Average amount of loans	$354,273,983	$331,363,746	$297,566,778	$271,736,598	$282,142,667

Ratio of net charge-offs during the period to average loans outstanding during the period	.56%	.15%	.08%	.18%	.30%
Ratio of allowance to total year-end loans	.61%	.99%	1.23%	1.29%	1.37%

     During 2007, charge-offs of real estate secured loans, consumer and commercial loans which totaled approximately $1,745,000, $282,000, and $89,000, respectively, were offset by recoveries of $50,000, $80,000 and $3,000, respectively. During 2006, charge-offs of consumer loans, real estate secured loans and commercial loans which totaled approximately $268,000, $180,000 and $255,000, were offset by recoveries of $150,000, $19,000 and $34,000, respectively.
     The number and the average balance of charge-offs during 2007 and 2006 by category follow:

		2007		2006
Category	Number	Average Charge-off	Number	Average Charge-off
Real estate	25	$69,791	10	$18,019
Consumer	82	3,436	46	5,821
Commercial	5	17,895	11	23,152
     The risk associated with loans varies with the creditworthiness of the borrower, the type of loan (consumer, commercial or real estate) and its maturity. Cash flows adequate to support a repayment schedule is an element considered for all types of loans. Real estate loans are impacted by market conditions regarding the value of the underlying property used as collateral. Commercial loans are also impacted by the management of the business as well as economic conditions.
     Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial condition of borrowers and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. The Bank’s most recent regulatory examination concluded in February 2008 and no additions to the allowance at December 31, 2007 were required.
LOANS
     The total loan portfolio for 2007 when compared to 2006 increased approximately $4.1 million. During 2007, increases in the commercial lending and real estate secured lending portfolios of approximately $4.6 million and $336,000, respectively, were offset by decreases in the consumer lending portfolio of approximately $872,000 during 2007. The average yields on the total loan portfolio for 2007 and 2006 were 8.91% and 9.01%, respectively.
     The total loan portfolio for 2006 when compared to 2005 increased approximately $25.5 million. An increase in the real estate construction-lending portfolio totaled approximately $23.4 million as a result of loan growth occurring in the Cherokee and Braselton market areas. The consumer-lending portfolio also increased approximately $2.7 million during 2006. The commercial lending portfolio decreased approximately $649,000 during 2006. The average yields on the total loan portfolio for 2006 and 2005 were 9.01% and 7.52%, respectively.

     The amount of loans (net of unearned fees) outstanding at December 31 for each of the last five years is set forth in the following table according to type of loan. The Company had no foreign loans at December 31 in any of the last five years.

	2007	2006	2005	2004	2003
Commercial, financial and agricultural	$20,496,648	$15,833,001	$16,465,079	$16,673,310	$14,651,171
Real estate — construction	175,904,135	152,752,981	120,872,011	79,683,839	50,134,674

Real estate — mortgage	138,373,167	161,188,518	169,645,585	170,504,085	184,348,892
Installment loans to individuals	15,630,412	16,502,794	13,751,608	13,927,123	16,355,654

Total	$350,404,362	$346,277,294	$320,734,283	$280,788,357	$265,490,391

     Loans (net of unearned fees) increased approximately $4.1 million or 1.19% at December 31, 2007 as compared to December 31, 2006. Increases in commercial and real estate secured lending totaled approximately $4.7 million and $364,000, respectively, offset by maturity and payoffs in consumer lending of approximately $872,000.
     Loans (net of unearned fees) increased approximately $25.5 million or 7.96% at December 31, 2006 as compared to December 31, 2005. Increases in real estate construction lending and consumer lending totaling approximately $31.9 million and $2.8 million, respectively were offset by maturity and payoffs in real estate mortgages and commercial lending of approximately $8.5 million and $632,000, respectively.
     The following table sets forth the maturities and sensitivities to changes in interest rates of loans at December 31, 2007.

		DUE
		AFTER
		ONE	DUE
	DUE IN	THROUGH	AFTER
	ONE	FIVE	FIVE
	YEAR	YEARS	YEARS	TOTAL
LOAN MATURITY:
Commercial, financial and agricultural	$17,540,897	$2,955,750	$—	$20,496,647
Real estate — construction	173,868,685	2,035,450	—	175,904,135
Real estate — mortgage	103,724,493	33,383,413	1,293,321	138,401,227
Installment loans to individuals	8,733,598	6,888,668	8,147	15,630,413

TOTAL	$303,867,673	$45,263,281	$1,301,468	$350,432,422

LOAN INTEREST RATE SENSITIVITY:
Loans with:
Predetermined interest rates	$49,617,111	$45,263,281	$1,301,468	$96,181,860
Floating or adjustable interest rates	254,250,562	—	—	254,250,562

TOTAL	$303,867,673	$45,263,281	$1,301,468	$350,432,422

NONPERFORMING ASSETS AND PAST DUE LOANS
     Nonperforming assets consist of nonaccrual loans, accruing loans 90 days past due, restructured loans, and other real estate owned. Accrual of interest is discontinued when either principal or interest becomes 90 days past due, unless the loan is both well secured and in the process of collection, or when in management’s opinion, reasonable doubt exists as to the full collection of interest or principal. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

     The following table sets forth the totals of nonperforming assets, selected ratios, and accruing loans past due 90 days or more at December 31 for each of the last five years.

	2007	2006		2005	2004	2003
NONPERFORMING ASSETS:
Accruing loans 90 days past due	$41,594		$37,585	$799,128	$381,670	$503,954
Nonaccrual loans	18,326,924		502,233	363,003	3,252,464	2,299,796
Restructured loans	—		52,560	130,613	119,031	26,217
Other real estate owned	11,498,271		537,975	2,773,662	1,289,880	2,634,673

Total nonperforming assets	$29,866,789	$	_1,130,353	$4,066,406	$5,043,045	$5,464,640

RATIOS:
Nonperforming loans (excluding restructured loans) to net loans	5.27%		.16%	.36%	1.29%	1.06%
Nonperforming assets to net loans plus other real estate owned	8.30%		.33%	1.27%	1.79%	2.04%
Allowance to nonperforming loans	11.63%		581.52%	305.13%	96.84%	128.73%
     Nonperforming assets increased approximately $28.7 million or 2542.25% from December 31, 2006 to December 31, 2007. Increases resulted from an increased number of loans reaching a 90 day past due or nonaccrual status as the decline in the 1-4 family real estate market in both construction lending and new mortgages declined sharply after June 30, 2007. The result of this activity is reflected in the increases in other real estate, nonaccrual loans and accruing loans 90 days past due totaling approximately $11.0 million, $17.8 million and $4,000, respectively. The effects of the real estate market decline is visible in the loan portfolio as loans move from 90 days past due, to nonaccrual status, to foreclosure and finally to other real estate. Further details regarding the nonperforming assets are discussed below.
     Nonperforming assets decreased approximately $2,936,000 or 72.20% from December 31, 2005 to December 31, 2006. The decrease was primarily due to decreases in other real estate, accruing loans 90 days past due and in restructured loans of approximately $2,236,000, $762,000 and $78,000, respectively, offset by an increase in nonaccrual loans of approximately $139,000.
     Loans classified as 90 days past due increased approximately $4,000 from December 31, 2006 to December 31, 2007. The increase is the net result of the following changes:

Balance at December 31, 2006	$37,585
New loans classified to 90 days past due status	508,121
90 days past due loans charged-off	(67,492)
Payments received	(436,620)

Balance at December 31, 2007	$41,594

     The following summarizes accruing loans 90 days past due at December 31, 2007:

Number
Balance at December 31, 2007
Real estate secured loans — residential	1	41,594
     The Company had impaired loans of $18,326,924 and $502,233 at December 31, 2007 and 2006, respectively. Impaired loans consist of loans on nonaccrual status. The increase is the net result of the following changes:

Balance at December 31, 2006	$502,233
Advances	2,488
Loans reclassified to nonaccrual status	34,924,711
Payments received on nonaccrual loans	(3,929,437)
Nonaccrual loans charged-off	(1,764,848)
Nonaccrual loans reclassified to other real estate	(11,200,791)
Nonaccrual loan reclassified back to accrual status	(207,432)

Balance at December 31, 2007	$18,326,924

     The following summarizes nonaccrual loans at December 31, 2007:

	Number
Balance at December 31, 2007
Real estate — construction and development loans	36	$18,146,355
Real estate — residential loans	4	145,108
Commercial loans	1	25,350
Consumer loans	1	10,111

Total nonaccural loans	42	$18,326,924

     The increase in loans on nonaccrual status during 2007 was the result of the addition of approximately $34.4 million of construction and subdivision development loans offset by $10.7 million being reclassified to other real estate, $3.9 million in payments received and $1.8 million of charge-offs to allowance for loan losses.
     The following summarizes nonaccrual loans at December 31, 2006:

	Number
Balance at December 31, 2006
Real estate — residential loans	6	$132,455
Real estate — commercial loans	3	362,015
Consumer loans	3	7,763

Total nonaccural loans	12	$502,233

     The increase in loans on nonaccrual status during 2006 was the result of the addition of three commercial real estate loans to nonaccrual status totaling approximately $362,000. This increase was offset by decreases in residential real estate loans and consumer loans in nonaccrual status totaling approximately $164,000 and $59,000, respectively.
     Restructured loans decreased during 2007 due to the payoff of one loan totaling approximately $52,500.
     The Company’s other real estate consists of 64 properties totaling approximately $11,498,000 at December 31, 2007. This increase was primarily due to foreclosures of construction loans secured by 1-4 family residential properties as a result of the decline in the real estate market for both construction lending and acquisition and development of residential properties. The foreclosed properties are located in the Metro Atlanta area and surrounding counties and have appraised values totaling approximately $14,147,000. Efforts are underway to finish construction on fifteen of the houses which were in various stages of construction at foreclosure date in order to list the properties with real estate agents.
     At December 31, 2006, the Company’s other real estate consisted of six properties totaling approximately $538,000 at December 31, 2006 and eight properties totaling approximately $2,774,000 at December 2005. This decrease was primarily due to the sale of a multi-family residential property totaling approximately $2,470,000 during the third quarter of 2006. Other sales totaling approximately $821,000 were offset by increases in foreclosures of residential properties totaling approximately $1,055,000.
     At December 31, 2007, the Company’s other real estate consisted of the following:

	Number of Properties	Amount
Commercial properties	2	$639,500
Residential properties	1	33,844
Vacant lots	39	4,500,483
Residential construction properties	22	6,324,444

	64	$11,498,271

     Our Other Real Estate Owned (“OREO”) policies and procedures provide that a foreclosure appraisal be obtained which provides a fair market value and a disposition (quick sale) value. The disposition value is the valuation used to place the property into OREO. Any difference between the disposition value and the loan balance is recommended for charge-off. When the property is transferred to OREO, the property is listed with a realtor to begin sales efforts.

     Accrual of interest is discontinued when either principal or interest becomes 90 days past due unless the loan is both well secured and in the process of collection, or in management’s opinion, when reasonable doubt exists as to the full collection of interest or principal. Interest income that would have been recorded on these nonaccrual and restructured loans in accordance with their original terms totaled $1,209,139, $26,112 and $73,603 in 2007, 2006 and 2005, respectively, compared with interest income recognized of $592,664, $10,058 and $37,569, respectively.
     At December 31, 2007, management was not aware of any loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been disclosed which 1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or 2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.
     Loan concentrations are monitored based upon purpose codes as defined by Federal Banking Regulations and by North American Industry Classification System (NAICS) industry codes. Habersham Bank held concentrations of loans based on purpose codes to customers, which totaled 100% or more of Tier 1 Capital at December 31, 2007 and 2006 as follows:

	2007	2006
Land and subdivision development	$100,880,811	56,943,812
Real estate lessors (amortized non-owner occupied)	73,456,063	51,464,636

	$174,336,874	108,408,448

INVESTMENT SECURITIES
     The Company has classified its investment securities as available for sale and held to maturity. The classification of certain investment securities as available for sale is consistent with the Company’s investment philosophy of maintaining flexibility to manage the securities portfolio. At December 31, 2007 approximately $90.0 million of investment securities were classified as available for sale and approximately $2.7 million of investment securities were classified as held to maturity. Approximately $240,000 of net unrealized loss, net of income taxes, was included in stockholders’ equity related to available for sale investment securities.
     The following table sets forth the carrying amounts of investment securities at December 31, 2007, 2006 and 2005.

	2007	2006	2005
Investment securities available for sale:
U.S. government-sponsored enterprises	$33,567,386	$30,673,849	$22,442,975
Mortgage-backed securities	29,927,360	31,191,082	34,365,696
State and political subdivisions	26,213,358	22,937,446	15,997,351
Other investments	181,998	180,038	309,210

Total	$89,890,102	$84,982,415	$73,115,232

Investment securities held to maturity:
Mortgage-backed securities	$43,179	$68,124	$100,164
State and political subdivisions	2,646,019	3,221,198	3,287,285

Total	$2,689,198	$3,289,322	$3,387,449

     The following table sets forth the maturities of debt investment securities at carrying value at December 31, 2007 and the related weighted tax equivalent yields.

	MATURING IN
	ONE
	YEAR	1-5	5-10	AFTER 10
	OR LESS	YEARS	YEARS	YEARS
Investment securities available for sale:
Carrying value:
U.S. government-sponsored enterprises	$646,534	$5,700,099	$13,547,614	$13,673,139
Mortgage-backed securities	66,234	1,444,561	3,243,704	25,172,861
State and political subdivisions	950,344	2,081,161	6,256,012	16,925,841

Weighted average yields:
U.S. government-sponsored enterprises	3.34%	4.94%	5.06%	5.66%
Mortgage-backed securities	3.05%	3.68%	4.15%	4.96%
State and political subdivisions	5.41%	5.64%	5.90%	5.91%

Investment securities held to maturity:
Carrying value:
Mortgage-backed securities	$2,700	$29,192	$5,761	$5,526
State and political subdivisions	545,103	679,627	1,374,416	46,873

Weighted average yields:
Mortgage-backed securities	5.52%	8.23%	10.59%	5.19%
State and political subdivisions	6.53%	6.40%	6.92%	8.12%
     No securities were held which represent a combined total for one issuer which is in excess of 10% of the Company’s stockholders’ equity at December 31, 2007.
DERIVATIVE INSTRUMENTS
     During 2004, Habersham Bank entered into two interest rate swap agreements with Compass Bank to partially offset the interest rate risk associated with variable rate Federal Home Loan Bank (“FHLB”) borrowings.
     At December 31, 2007 and 2006, the swaps were being accounted for as cash flow hedges and the fair values are included in other comprehensive income, net of taxes. At December 31, 2007, Habersham Bank recorded a liability for approximately $33,000 to reflect the fair value of the swaps. At December 31, 2006, Habersham Bank recorded an asset for approximately $116,000 to reflect the fair value of the swaps. No hedge ineffectiveness from these cash flow hedges was recognized in the consolidated statement of earnings.
     Refer to Note 13 of the consolidated financial statements for a more complete description of the use of derivatives and hedging activities.
DEPOSITS
The deposit portfolio increased for 2007 approximately $18.1 million after excluding large short-term deposits from a customer and its affiliates totaling approximately $78.5 million held at December 31, 2006. Increases in time deposits, money market and NOW account balances totaled approximately $27.6 million and $10.1 million, respectively, were offset by decreases in noninterest bearing and savings account balances of approximately $17.5 million and $2.1 million, respectively. The average rates paid on interest bearing deposits for 2007 and 2006 were 4.15% and 3.54%, respectively.
     At December 31, 2006 and 2005, the deposit portfolio included large short-term deposits from a customer and its affiliates totaling approximately $78.5 million and $36.3 million, respectively. Excluding these short-term deposits, the deposit portfolio increased approximately $35.7 million, or 10.60% for 2006 when compared to 2005. Increases in interest bearing deposits totaling approximately $44.8 million were offset by decreases in noninterest bearing deposits totaling approximately $9.1 million. The average rates paid on interest bearing deposits for 2006 and 2005 were 3.54% and 2.46%, respectively.

     Average deposits increased approximately $18.8 million, or 5.18%, and $48.6 million, or 15.41%, during 2007 and 2006, respectively.
     The following table sets forth the average amount of deposits and average rate paid on such deposits for the years ended December 31, 2007, 2006 and 2005.

	2007		2006		2005
	AVG. AMT		AVG. AMT		AVG. AMT
	OUTSTANDING	RATE	OUTSTANDING	RATE	OUTSTANDING	RATE

Interest-bearing demand deposits	$85,395,092	1.92%	$86,590,932	1.77%	$69,479,318	1.02%
Saving deposits	60,330,900	4.16%	61,332,587	3.83%	46,961,741	2.37%
Noninterest-bearing demand deposits	42,484,417	n/a	51,482,129	n/a	55,581,576	n/a
Time deposits	194,897,350	5.13%	164,822,662	4.36%	143,560,942	3.18%

Total average deposits	$383,107,759		$364,228,310		$315,583,577

     At December 31, 2007, time certificates of deposit of $100,000 or more, totaled $116,043,575. The maturities of all time certificates of deposit over $100,000 are as follows:

3 months or less	$19,677,228
Over 3 but less than 6 months	26,608,704
Over 6 but not more than 12 months	40,745,819
Over 1 year but not more than 5 years	29,011,824

TOTAL	$116,043,575

BORROWINGS
     Total borrowings increased approximately $20.3 million, or 45.46%, during 2007 compared to 2006 primarily due to increases in securities sold under repurchase agreements.
     Total borrowings decreased approximately $6.8 million, or 13.29%, during 2006 compared to 2005 primarily due to the net repayments of Federal Home Loan Bank advances totaling $4.3 million in 2006. Balances in securities sold under repurchase agreements decreased approximately $2.6 million during 2006 compared to 2005.
     At December 31, 2007, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $38.2 million, of which $38.0 million was advanced and $221,000 was available. The composition of FHLB advances is more fully explained in Note 12 to the consolidated financial statements.
     At December 31, 2007 and 2006, the Company had available repurchase agreement line of credit commitments with a regional bank totaling $550,000 and $5,860,000, respectively. No amounts were outstanding under that commitment at December 31, 2007 and 2006. The Company also had available repurchase agreement line of credit commitments with another regional bank totaling $2,100,000 and $133,500 at December 31, 2007 and 2006, respectively. No amounts were outstanding under that commitment at December 31, 2007 and 2006.
CAPITAL RESOURCES
     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimal capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below in the table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
     As of December 31, 2007, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s categories.
     The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 follow (in thousands):

					TO BE WELL
					CAPITALIZED
					UNDER PROMPT
					CORRECTIVE
			FOR CAPITAL		ACTION
	ACTUAL		ADEQUACY PURPOSES		PROVISIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
As of December 31, 2007
Total Capital (to Risk-Weighted Assets):
Company	$52,542	12.90%	$32,589	8%	N/A	N/A
Habersham Bank	49,322	12.13%	32,521	8%	$40,651	10%

Tier I Capital (to Risk-Weighted Assets):
Company	$50,405	12.37%	$16,295	4%	N/A	N/A
Habersham Bank	47,185	11.61%	16,260	4%	$24,391	6%

Tier I Capital (to Average Assets):
Company	$50,405	9.99%	$20,192	4%	N/A	N/A
Habersham Bank	47,185	9.38%	20,131	4%	$25,164	5%

As of December 31, 2006
Total Capital (to Risk-Weighted Assets):
Company	$55,610	14.03%	$31,720	8%	N/A	N/A
Habersham Bank	51,915	13.19%	31,477	8%	$39,346	10%

Tier I Capital (to Risk-Weighted Assets):
Company	$52,165	13.16%	$15,860	4%	N/A	N/A
Habersham Bank	48,470	12.32%	15,738	4%	$23,608	6%

Tier I Capital (to Average Assets):
Company	$52,165	10.83%	$19,260	4%	N/A	N/A
Habersham Bank	48,470	10.14%	19,115	4%	$23,893	5%
     While management believes that the current level of capital is sufficient for the current and foreseeable needs of the Company, capital needs are continually evaluated by management.
     Cash dividends were paid at a rate of $.10 per share in March, June, September and December of 2007. Also, a special cash dividend of $.50 was paid in December 2007. Cash dividends were paid at a rate of $.09 per share in March, June, September and December of 2006.

     Management is not aware of any required regulatory changes or any recommendation by any regulatory authority which will have a material effect on the Company’s liquidity, capital or results of operations.
     It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of net earnings available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries.
     Furthermore, the approval of the Georgia Department of Banking and Finance is required if dividends declared by Habersham Bank to the Company in any year will exceed 50% of the bank’s net earnings for the previous calendar year. As of December 31, 2007, Habersham Bank could declare dividends to the Company up to approximately $1,975,000 without regulatory approval.
INTEREST RATE SENSITIVITY
     The objective of asset and liability management is to manage and measure the level and volatility of earnings and capital by controlling interest rate risk. To accomplish this objective, management makes use of interest rate and income simulation models to perform current and dynamic projections of interest income and equity, as well as more traditional asset and liability management methods.
     The Company’s historical performance in various economic climates is considered by management in making long-term asset and liability decisions for the Company.
     The relative interest rate sensitivity of the Company’s assets and liabilities indicates the extent to which the Company’s net interest income may be affected by interest rate movements. The Company’s ability to reprice assets and liabilities in the same dollar amounts and at the same time minimizes interest rate risks. One method of measuring the impact of interest rate changes on net interest income is to measure, in a number of time frames, the interest sensitivity gap by subtracting interest sensitive liabilities from interest sensitive assets, as reflected in the following table. Such an interest sensitivity gap represents the risk, or opportunity, in repricing. If more assets than liabilities are repriced at a given time in a rising rate environment, net interest income improves; in a declining rate environment, net interest income deteriorates. Conversely, if more liabilities than assets are repriced while interest rates are rising, net interest income deteriorates; if interest rates are falling, net interest income improves.

INTEREST RATE SENSITIVITY ANALYSIS

		DUE	DUE	DUE
		AFTER	AFTER	AFTER
		THREE	SIX	ONE	DUE
	DUE IN	THROUGH	THROUGH	THROUGH	AFTER
	THREE	SIX	TWELVE	FIVE	FIVE
	MONTHS	MONTHS	MONTHS	YEARS	YEARS	TOTAL
INTEREST-EARNING ASSETS:
Federal funds sold	$4,188,944	$—	$—	$—	$—	$4,188,944
Investment securities	361,677	201,084	1,648,153	9,934,641	80,433,745	92,579,300
Loans	265,288,779	16,772,427	21,727,900	45,341,498	1,257,087	350,387,691

Total interest-earning assets	269,839,400	16,973,511	23,376,053	55,276,139	81,690,832	447,155,935

INTEREST-BEARING LIABILITIES:
Deposits:
Money market and NOW	96,236,923	—	—	—	—	96,236,923
Savings	60,076,631	—	—	—	—	60,076,631
Certificates of deposit	35,287,353	39,169,120	75,691,438	54,064,382	—	204,212,293
Borrowings	26,950,415	7,000,000	—	31,000,000	—	64,950,415

Total interest-bearing liabilities	218,551,322	46,169,120	75,691,438	85,064,382	—	425,476,262

Excess (deficiency) of interest-earning assets over interest-bearing liabilities	$51,288,078	$(29,195,609)	$(52,315,385)	$(29,788,243)	$81,690,832	$21,679,673

Cumulative gap	$51,288,078	$22,092,469	$(30,222,916)	$(60,011,159)	$21,679,673

Ratio of cumulative gap to total cumulative interest-earning assets	19.01%	7.70%	(9.74%)	(16.42%)	4.85%
Ratio of interest-earning assets to interest-bearing liabilities	123.47%	108.35%	91.12%	85.90%	105.10%
     The Company’s strategy is to maintain a ratio of interest sensitive assets to interest sensitive liabilities in the range of 80% to 120% at the less-than one-year-time frame. At December 31, 2007, the Company’s ratio of interest-earning assets to interest-bearing liabilities was 91.12%. The interest rate sensitivity analysis has a negative one-year gap of approximately $30.2 million (excess of interest-bearing liabilities repricing over interest-earning assets). The Company’s experience has shown that NOW, money market, and savings deposits of approximately $156.3 million are less sensitive to short term rate movements.
MARKET RISK
     Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. The risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.
     Market risk arises primarily from interest rate risk inherent in the Company’s lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline in the prime rate may adversely impact net market values and interest income. Management seeks to manage this risk through the use of its investment securities portfolio. The composition and size of the investment portfolio is managed so as to reduce the interest rate risk in the deposit and loan portfolios while at the same time maximizing the yield generated from the portfolio. The Company is also subject to equity risk as a result of changes in market values of its equity securities.
     The table below presents the contractual balances and the estimated fair value of the Company’s balance sheet fixed rate financial instruments and their expected maturity dates as of December 31, 2007. Variable rate financial instruments are presented at their next rate change date. The expected maturity categories take into consideration historical prepayments experience as well as management’s expectations based on the interest rate environment as of December 31, 2007.

MARKET RISK INFORMATION (in thousands)

	Principal/Notional Amount Maturing in:							Fair
	2008	2009	2010	2011	2012	Thereafter	Total	Value
Rate-sensitive assets:
Fixed interest rate loans	$49,617	$28,650	$10,513	$5,039	$1,061	$1,257	$96,137	$138,525
Average interest rate	8.19%	8.45%	7.80%	8.50%	9.45%	8.09%	8.25%

Variable interest rate loans	254,251	—	—	—	—	—	254,251	254,251
Average interest rate	7.99%	—%	—%	—%	—%	—%	7.99%

Fixed interest rate securities	2,211	1,346	3,141	1,761	3,687	79,538	91,684	90,929
Average interest rate	5.01%	4.78%	4.86%	5.16%	5.16%	5.37%	5.32%

Variable interest rate securities	713	—	—	—	—	—	713	713
Average interest rate	5.66%	—%	—%	—%	—%	—%	5.66%

Rate-sensitive liabilities:
Savings and interest-bearing deposits	156,314	—	—	—	—	—	156,314	156,314
Average interest rate	2.88%	—%	—%	—%	—%	—%	2.88%

Fixed interest rate time deposits	150,153	18,829	24,154	9,129	1,947	—	204,212	206,391
Average interest rate	5.08%	4.93%	5.15%	5.30%	5.22%	—%	5.09%

Fixed interest rate Borrowings	33,950	—	10,000	10,000	—	—	53,950	53,973
Average interest rate	4.09%	—%	6.02%	4.93%	—%	—%	4.52%

Variable interest rate borrowings	—	11,000	—	—	—	—	11,000	11,000
Average interest rate	—%	5.16%	—%	—%	—%	—%	5.16%
Equity securities of $209,110 with an estimated fair value of $182,000 are subject to changes in market values.
INFLATION
     The Company’s assets and liabilities are generally monetary in nature. Therefore, interest rates have a greater impact on the Company’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services. See “Interest Rate Sensitivity Analysis” section above.
LIQUIDITY
     Liquidity management involves the matching of the cash flow requirements of customers, either depositors withdrawing funds or borrowers needing loans, and the ability of the Company to meet those requirements.
     The Company’s liquidity program is designed and intended to provide guidance in funding the credit and investment activities of the Company while at the same time ensuring that the deposit obligations of the Company are met on a timely basis. In order to permit active and timely management of assets and liabilities, these accounts are monitored regularly in regard to volume, mix and maturity.
     Scheduled amortization and prepayments of loans, maturities and calls of investment securities and funds from operations provide a daily source of liquidity. In addition, the Company may and does seek outside sources of funds.
     The Company has the ability, on a short-term basis, to purchase federal funds from other financial institutions up to $30,000,000. At December 31, 2007, there were no federal funds purchased from other financial institutions. The Company can borrow funds from the FHLB, subject to eligible collateral of loans. At December 31, 2007, our maximum borrowing capacity from the FHLB was $38,221,000 and the Company had outstanding borrowings of $38,000,000 leaving available unused borrowing capacity of $221,000. In addition, the Company has made arrangements with commercial banks for short-term advances up to $2,650,000 under repurchase agreement lines of credit of which none was advanced at December 31, 2007.

     Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayment of loans are strongly influenced by interest rates, general and local economic conditions, and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.
     Habersham Bank’s liquidity policy requires a minimum ratio of 20% of cash and certain short-term investments to net withdrawable deposit accounts. The Bank’s liquidity ratios at December 31, 2007 and 2006 were 24.27% and 44.52%, respectively.
OFF-BALANCE SHEET COMMITMENTS
     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company’s exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case by case basis. At December 31, 2007, the Company had outstanding loan commitments approximating $73,283,000 and standby letters of credit approximating $5,499,000. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the term of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.
     The Company’s commitments are funded through internal funding sources of scheduled repayments of loans and sales and maturities of investment securities available for sale or external funding sources through acceptance of deposits from customers or borrowing from other financial institutions.
CONTRACTUAL OBLIGATIONS
     The following table is a summary of the Company’s commitments to extend credit, commitments under contractual leases as well as the Company’s contractual obligations, consisting of deposits, FHLB advances and borrowed funds by contractual maturity date.

	2008	2009	2010	2011	2012
Commitments on lines of credit	73,283,000	—	—	—	—
Standby letters of credit	5,499,000	—	—	—	—
Commitments under lease agreements	598,876	577,945	549,513	327,775	164,820
Deposits	336,202,256	18,833,871	24,153,725	9,129,179	1,947,607
FHLB advances	7,000,000	11,000,000	10,000,000	10,000,000	—
Short-term borrowings	766,608	—	—	—	—
Federal funds purchased and securities sold under repurchased agreements	26,183,807	—	—	—	—

Total commitments and contractual obligations	$449,533,547	$30,411,816	$34,703,238	$19,456,954	$2,112,427

HABERSHAM BANCORP
AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(with Independent Accountants’ Report thereon)

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
To the Board of Directors and Stockholders
Habersham Bancorp and Subsidiaries
We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
/s/ Porter Keadle Moore, LLP
Atlanta, Georgia
February 29, 2008

2

Habersham Bancorp and Subsidiaries
Consolidated Balance Sheets
December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$18,196,283	26,119,137
Federal funds sold	4,188,944	64,398,671

Cash and cash equivalents	22,385,227	90,517,808
Investment securities available for sale	89,890,102	84,982,415
Investment securities held to maturity, estimated fair value of $2,751,684 and $3,367,941	2,689,198	3,289,322
Other investments	3,408,924	3,365,224
Loans held for sale	1,865,850	3,183,115
Loans, net of allowance for loan loss of $2,136,848 and $3,444,789	348,250,843	342,816,012
Premises and equipment, net	16,081,593	12,923,720
Accrued interest receivable	2,752,173	2,937,981
Other real estate	11,498,271	537,975
Goodwill	3,549,780	3,549,780
Cash surrender value of life insurance	9,538,611	5,046,830
Other assets	2,308,775	2,588,102

Total assets	$514,219,347	555,738,284

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$29,740,791	47,286,172
Money market and NOW accounts	96,236,923	86,120,584
Savings	60,076,631	62,200,262
Time ($100,000 and over)	116,043,575	176,651,417
Other time	88,168,718	78,370,325

Total deposits	390,266,638	450,628,760
Short-term borrowings	766,608	778,778
Federal funds purchased and securities sold under repurchase agreements	26,183,807	5,873,955
Federal Home Loan Bank advances	38,000,000	38,000,000
Accrued interest payable	3,303,394	2,979,288
Other liabilities	1,516,725	1,913,382

Total liabilities	460,037,172	500,174,163

Commitments
Stockholders’ equity:
Common stock, $1.00 par value; 10,000,000 shares authorized; 2,818,593 and 2,968,593 shares issued and outstanding	2,818,593	2,968,593
Additional paid-in capital	13,490,587	15,530,587
Retained earnings	38,135,126	37,777,500
Accumulated other comprehensive income (loss)	(262,131)	(712,559)

Total stockholders’ equity	54,182,175	55,564,121

Total liabilities and stockholders’ equity	$514,219,347	555,738,284

See accompanying notes to consolidated financial statements.

3

Habersham Bancorp and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest income:
Loans	$31,670,690	29,927,711	22,421,374
Investments:
Taxable securities	3,086,017	2,873,933	2,371,946
Tax exempt securities	1,110,046	982,884	807,397
Other investments	236,914	233,392	158,061
Federal funds sold	271,871	442,118	177,491

Total interest income	36,375,538	34,460,038	25,936,269

Interest expense:
Time deposits, $100,000 and over	5,792,183	3,949,260	2,091,969
Other deposits	8,345,735	7,116,569	4,291,317
Federal funds purchased and securities sold under repurchase agreements	611,682	213,262	235,025
Short-term and other borrowings, primarily FHLB advances	2,097,304	1,938,568	1,982,027

Total interest expense	16,846,904	13,217,659	8,600,338

Net interest income	19,528,634	21,242,379	17,335,931
Provision for loan losses	675,225	—	330,000

Net interest income after provision for loan losses	18,853,409	21,242,379	17,005,931

Noninterest income:
Mortgage origination income	774,490	785,147	981,045
Service charges on deposit accounts	988,256	902,238	701,881
Other service charges and commissions	254,240	265,653	260,893
Securities (losses) gains, net	4,900	(13,216)	(5,654)
Gain on sale of premises and equipment	7,545	83,555	14,000
Income from life insurance	190,084	172,116	181,775
Trust services fees	410,069	314,139	238,124
Other income	1,148,957	1,146,118	1,075,769

Total noninterest income	3,778,541	3,655,750	3,447,833

Noninterest expense:
Salaries and employee benefits	10,544,056	9,779,789	8,478,019
Occupancy expenses	2,401,145	2,209,495	1,930,771
Computer services	632,601	553,849	459,544
Telephone	453,464	444,214	408,838
Other	4,640,907	4,206,208	3,714,149

Total noninterest expense	18,672,173	17,193,555	14,991,321

Earnings before income taxes	3,959,777	7,704,574	5,462,443
Income tax expense	1,020,420	2,411,665	1,648,972

Net earnings	$2,939,357	5,292,909	3,813,471

Earnings per common share — basic	$1.00	1.80	1.31

Earnings per common share — diluted	$1.00	1.77	1.30

Weighted average number of common shares outstanding	2,942,292	2,942,737	2,903,788
Weighted average number of common and common equivalent shares outstanding	2,952,528	2,983,048	2,938,698
See accompanying notes to consolidated financial statements.

4

Habersham Bancorp and Subsidiaries
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Net earnings	$2,939,357	5,292,909	3,813,471

Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available for sale arising during period	836,769	283,072	(1,445,125)
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	(149,402)	36,269	202,982
Reclassification adjustment for (gains) losses on investment securities available for sale	(4,900)	13,216	5,654

Total other comprehensive income (loss) before tax	682,467	332,557	(1,236,489)

Income taxes related to other comprehensive income:
Unrealized holding gains (losses) on investment securities available for sale arising during period	(284,502)	(96,244)	491,343
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	50,797	(12,332)	(69,014)
Reclassification adjustment for (gains) losses on investment securities available for sale	1,666	(4,494)	(1,923)

Total income taxes related to other comprehensive income (loss)	(232,039)	(113,070)	420,406

Total other comprehensive income (loss), net of tax	450,428	219,487	(816,083)

Total comprehensive income	$3,389,785	5,512,396	2,997,388

See accompanying notes to consolidated financial statements.

5

Habersham Bancorp and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2007, 2006 and 2005

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive Income
	Stock	Capital	Earnings	(Loss)	Total
Balance, December 31, 2004	$2,900,192	14,560,488	30,661,077	(115,963)	48,005,794
Net earnings	—	—	3,813,471	—	3,813,471
Change in other comprehensive income, net of tax	—	—	—	(816,083)	(816,083)
Cash dividends, $.32 per share	—	—	(929,785)	—	(929,785)
Tax benefit from options exercised	—	15,534	—	—	15,534
Issuance of common stock upon exercise of stock options	21,048	147,153	—	—	168,201

Balance, December 31, 2005	2,921,240	14,723,175	33,544,763	(932,046)	50,257,132
Net earnings	—	—	5,292,909	—	5,292,909
Change in other comprehensive income, net of tax	—	—	—	219,487	219,487
Cash dividends, $.36 per share	—	—	(1,060,172)	—	(1,060,172)
Tax benefit from options exercised	—	84,280	—	—	84,280
Issuance of common stock upon exercise of stock options	47,353	723,132	—	—	770,485

Balance, December 31, 2006	2,968,593	15,530,587	37,777,500	(712,559)	55,564,121
Net earnings	—	—	2,939,357	—	2,939,357
Change in other comprehensive income, net of tax	—	—	—	450,428	450,428
Common stock repurchase - 150,000 shares	(150,000)	(2,040,000)	—	—	(2,190,000)
Cash dividends, $.90 per share	—	—	(2,581,731)	—	(2,581,731)

Balance, December 31, 2007	$2,818,593	13,490,587	38,135,126	(262,131)	54,182,175

See accompanying notes to consolidated financial statements.

6

Habersham Bancorp and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities:
Net earnings	$2,939,357	5,292,909	3,813,471
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for loan losses	675,225	—	330,000
Provision for losses on other real estate owned	142,000	16,500	—
Income from life insurance	(190,084)	(172,116)	(118,775)
Depreciation expense	1,170,791	1,052,771	959,014
Loss (gain) on sale of premises and equipment	(7,545)	(83,555)	7,343
Net amortization (accretion) of premium/discount in investment securities	80,651	133,912	366,709
Securities (gain) loss, net	(4,900)	13,216	5,654
Loss (gain) on sale of other real estate	(82,556)	(15,454)	38,570
Net gain on sale of loans	(774,490)	(785,147)	(981,045)
Proceeds from sales of loans	35,732,752	33,611,309	40,366,137
Increase in loans held for sale	(33,640,997)	(33,889,839)	(40,442,830)
Amortization of intangible assets	62,064	62,064	25,860
Deferred income tax (benefit) expense	301,978	189,186	(5,123)
Changes in assets and liabilities, net of effects of purchase acquisition in 2005:
(Increase) decrease in accrued interest receivable	185,808	(578,810)	(664,333)
(Increase) decrease in other assets	(466,156)	(199,369)	(855,515)
Increase (decrease) in accrued interest payable	324,106	1,016,581	269,952
(Decrease) increase in other liabilities	(396,657)	27,769	263,202

Net cash provided by operating activities	6,051,347	5,691,927	3,378,291

Cash flows from investing activities, net of effects of purchase acquisition in 2005:
Payment for purchase of LB&T, net of cash acquired $4,631,073	—	—	800,889
Investment securities available for sale:
Proceeds from maturities	6,555,706	6,767,710	10,347,256
Proceeds from sales and calls	4,136,400	2,013,278	5,188,280
Purchases	(14,843,351)	(20,512,685)	(16,872,305)
Investment securities held to maturity:
Proceeds from maturities	599,800	31,801	144,396
Proceeds from calls	—	80,000	596,708
Other investments:
Proceeds from sales	—	553,500	450,000
Purchases	(43,700)	(543,300)	(1,356,290)
Net increase in loans	(17,310,848)	(27,098,118)	(27,876,679)
Purchases of premises and equipment	(4,364,275)	(3,592,734)	(1,451,263)
Proceeds from sales of premises and equipment	43,156	219,240	15,622
Net additions of other real estate	(435,179)	—	(906)
Purchase of life insurance	(4,501,753)	—	—
Redemption of life insurance	200,056	—	—
Proceeds from sale of other real estate	616,231	3,309,672	1,012,650

Net cash used in investing activities	$(29,347,757)	(38,771,636)	(29,001,642)

7

Habersham Bancorp and Subsidiaries
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from financing activities, net of effects of purchase acquisition in 2005:
Net (decrease) increase in deposits	$(60,362,122)	77,866,814	59,814,489
Net (decrease) increase in short-term borrowings	(12,170)	3,336	(10,594)
Proceeds from FHLB advances	4,000,000	8,000,000	16,300,000
Repayment of FHLB advances	(4,000,000)	(12,300,000)	(10,000,000)
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	20,309,852	(2,549,368)	3,588,692
Payment of cash dividends	(2,581,731)	(1,060,172)	(929,785)
Common stock repurchase	(2,190,000)	—	—
Issuance of common stock upon exercise of stock options	—	770,485	168,201

Net cash (used) provided by financing activities	(44,836,171)	70,731,095	68,931,003

Change in cash and cash equivalents	(68,132,581)	37,651,386	43,307,652
Cash and cash equivalents at beginning of the year	90,517,808	52,866,422	9,558,770

Cash and cash equivalents at end of year	$22,385,227	90,517,808	52,866,422

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$16,522,798	12,201,078	8,276,805
Income taxes	$1,261,000	2,403,000	1,430,000
Supplemental disclosures of noncash investing activities:
Other real estate acquired through loan foreclosures	$11,200,792	1,055,372	3,026,470
Loans granted to facilitate the sale of other real estate	$—	—	500,260
On July 25, 2005, the Company purchased all of the capital stock of Liberty Bank and Trust (Toccoa, Georgia) for $3,830,184, including certain acquisition costs of $194,184.
In conjunction with the acquisition, assets were acquired and liabilities were assumed as follows:

Fair value of assets acquired	$23,891,175
Liabilities	20,060,991

$3,830,184

See accompanying notes to consolidated financial statements.

8

Habersham Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
(1)	Organization and Basis of Presentation

The consolidated financial statements of Habersham Bancorp and subsidiaries (the “Company”) include the financial statements of Habersham Bancorp and its wholly owned subsidiaries: Habersham Bank (the “Bank”) and The Advantage Group, Inc. The Bank owns 100% of Advantage Insurers, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

The Company’s continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, Gwinnett, Stephens, Forsyth and Hall counties in Georgia. The Company’s primary source of revenue is providing loans to businesses and individuals in its market area.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties. A substantial portion of the Company’s loans is secured by real estate in Habersham, White, and Cherokee Counties and the metropolitan Atlanta area. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is susceptible to changes in real estate market conditions in these areas.

Interest Rate Risk

The Company’s assets and liabilities are generally monetary in nature and interest rates have an impact on the Company’s performance. The Company manages the effect of interest rates on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits and other borrowings. However, a significant change in interest rates could have an effect on the Company’s results of operations.

Reclassifications

Certain 2006 and 2005 amounts have been reclassified to conform with the 2007 presentation. These reclassifications had no effect on the operations, financial condition or cash flows of the company.

(2)	Summary of Significant Accounting Policies

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of the more significant accounting policies:

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Federal funds are generally sold for one-day periods.

Investment Securities

The Company classifies its investment securities in two categories: available for sale or held to maturity.

Investment securities classified as available for sale are carried at fair value. The related unrealized gain or loss, net of deferred income taxes, is included as a separate component of stockholders’ equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Investment securities classified as held to maturity are stated at cost, adjusted for amortization of premiums, and accretion of discounts. The Company has the intent and ability to hold these investment securities to maturity.

Purchase premiums and discounts on investment securities are amortized and accreted to interest income using the level yield method on the outstanding principal balances, taking into consideration prepayment assumptions.

9

A decline in the fair value of any security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Other Investments

At December 31, 2007 and 2006, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta.

Investment in stock of a Federal Home Loan Bank is required of every federally insured institution that utilizes its services. Federal Home Loan Bank stock is considered restricted stock, as defined in Statement of Financial Accounting Standards (SFAS) No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The Federal Home Loan Bank stock is reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 2007 and 2006, there were no valuation allowances relating to mortgage loans held for sale.

Loans

Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses.

Interest on loans is generally recorded over the terms of the loans using the simple interest method on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due, unless the loan is both well secured and in the process of collection, or when in management’s opinion, reasonable doubt exists as to the full collection of interest or principal. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

Loan origination fees and certain direct origination costs are deferred and capitalized, respectively, and recognized over the life of the loan as an adjustment of the yield on the related loan based on the interest method.

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Loans that are determined to be impaired require a valuation allowance equivalent to the amount of the impairment. The valuation allowance is established through the provision for loan losses.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. Cash receipts on impaired loans, which are accruing interest, are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the required principal payments have been brought current and, if the future collection of principal is probable, are recognized as interest income thereafter.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with SFAS No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The following is a description of how each portion of the allowance for loan losses is determined.

For the purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company segregates the loan portfolio into broad segments, such as: commercial real estate; residential real estate; construction; commercial business; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories. The general allowance for losses on problem loans in these categories is based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic trends and conditions. General loss percentages for the problem loans are determined based upon loss percentages by loan classification as well as historical loss experience. Specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. For the remainder of the portfolio, general allowances for losses are calculated based on estimates of inherent losses which are likely to exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above.

10

Loss percentages used for the general allocation portion of the portfolio are generally based on historical loss factors adjusted where necessary for qualitative factors. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations, such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; changes in lending policies and procedures; evaluations of the risk identification process; changes in the outlook for local and regional economic conditions; concentrations of credit; and peer group comparisons.
Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.
Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial condition of borrowers and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. The Company’s most recent regulatory examination concluded in February 2008. It was determined that no additions to the allowance for loan losses at December 31, 2007 would be required.
Other Real Estate
Other real estate includes real estate acquired through foreclosure. Other real estate is carried at the lower of its recorded amount at the date of foreclosure or estimated fair value less costs to sell based on independent appraisals. Any excess of carrying value of the related loan over the fair value of the real estate at date of foreclosure is charged against the allowance for loan losses. Any expense incurred in connection with holding such real estate or resulting from any writedowns subsequent to foreclosure is included in other noninterest expense.
Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets. Useful lives for depreciation are three years for computer software and automobiles; primarily 40 years for buildings; ten years for furniture, fixtures, and equipment; and the lease term or the life of the property, whichever is shorter, for leasehold improvements.
Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price for bank acquisitions over the fair value of the net assets acquired. Goodwill is tested annually for impairment unless events or circumstances arise that would indicate the need for more frequent testing. The impairment tests are performed at the reporting level which in the Bank’s case is effectively the entire entity. There were no goodwill impairment losses in the financial statements.
Derivative Instruments and Hedging Activities
The fair value of derivatives is recognized in the financial statements as assets or liabilities. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of instruments used as fair value hedges is accounted for in the income of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than income. The change in fair value of derivative instruments that do not qualify as a hedge is accounted for in the income of the period of the change.
Income Taxes
Income taxes are accounted for under the asset and liability method. Provisions for income taxes are based upon amounts reported in the statements of earnings (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences between financial statement and tax bases of assets and liabilities measured using enacted tax rates expected to apply to taxable income in the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

11

Earnings Per Share
Basic earnings per share is computed by dividing net earnings by the weighted average of common shares outstanding. Diluted earnings per share is computed by dividing net earnings by the weighted average of common shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method. Options on 201,625, 50,500 and 54,500 shares were not included in the diluted earnings per share computation for 2007, 2006 and 2005, respectively, as they were antidilutive.
Comprehensive Income
Other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and the net of tax effect of changes in the fair value of cash flow hedges.
Stock-Based Compensation
On January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123(R), Share-based payments (“SFAS No. 123(R)”). SFAS No. 123(R) requires all share-based payments, including stock options, to be recognized in the financial statements based on their fair value at the grant date. As the Company had no vesting of previously awarded share-based compensation that occurred during 2007 and 2006 and there were no stock option grants during 2007 and 2006, the implementation of SFAS No. 123(R) had no effect on the operations, financial condition or cash flow of the Company for the years ended December 31, 2007 and 2006.
Prior to 2006, the Company applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, compensation cost was measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.
Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method included in SFAS No. 123, the Company’s net earnings and earnings per share for the year ended December 31, 2005 would have been reduced to the proforma amounts indicated below:

Net earnings	$3,813,471
Deduct:
Total stock-based compensation expense determined under fair value based method, net of related tax effect	(1,271,404)

Proforma net earnings	$2,542,067

Net earnings per common share — basic:
As reported	$1.31
Proforma	$.88
Net earnings per common share — diluted:
As reported	$1.30
Proforma	$.87
The estimated fair value of options granted during 2005 was $13.05, per share. The fair value of options granted under the Company’s fixed stock option plans during 2005, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: expected dividend yield of 3.20% in 2005; expected volatility of 85% in 2005; weighted average risk-free interest rate of 4.25% in 2005; and, an expected weighted average life of five years in 2005.
Recent Accounting Pronouncements
Accounting for Uncertainty in Income Taxes
In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statements. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This interpretation is effective for fiscal years beginning after December 15, 2006, and requires management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The implementation of FIN 48 had no material effect on the Company’s consolidated financial statements.

12

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. However, the application of this Statement may change how fair value is determined. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The financial statement impact is not expected to be material to the Company’s financial position, results of operations or disclosures.

Other accounting standards that have been issued or proposed by the FASB and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

(3)	Business Combination

On July 25, 2005, the Company consummated an agreement to acquire all of the outstanding shares of Liberty Bank & Trust (“Liberty”) for $3.6 million in cash plus certain acquisition costs totaling $194,000. Additionally, the purchase price could include approximately $789,000 of contingent cash consideration that will be released from escrow only upon the lapse of the expiration period and resolution of the contingencies. The cash proceeds to consummate the purchase were obtained from cash dividends paid to the Company by its bank subsidiary, Habersham Bank. Liberty was a commercial bank based in Toccoa, (Stephens County), Georgia and had total assets of $23.2 million, including total loans of $15 million and total investments of $3.3 million. Additionally, Liberty had $20 million in deposits. The Company accounted for the transaction using the purchase method and accordingly, the purchase price was allocated to assets and liabilities acquired based upon their fair values at the date of the acquisition. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $1.1 million, none of which were deductible for income tax purposes. Operations of Liberty are included in the consolidated statements of earnings since its acquisition.

(4)	Reserve Requirements

At December 31, 2007 and 2006, the Federal Reserve Bank required that the Bank maintain average reserve balances of $926,000 and $1,737,000, respectively.

(5)	Investment Securities Available for Sale

Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2007	Cost	Gains	Losses	Fair Value
U.S. government-sponsored enterprises	$33,384,277	225,251	42,142	33,567,386
Mortgage-backed securities	30,362,134	88,900	523,674	29,927,360
State and political subdivisions	26,298,632	215,492	300,766	26,213,358
Equity securities	209,110	—	27,112	181,998

Total	$90,254,153	529,643	893,694	89,890,102

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2006	Cost	Gains	Losses	Fair Value
U.S. government-sponsored enterprises	$31,049,720	9,505	385,376	30,673,849
Mortgage-backed securities	32,115,158	27,293	951,369	31,191,082
State and political subdivisions	22,804,347	226,646	93,547	22,937,446
Equity securities	209,109	—	29,071	180,038

Total	$86,178,334	263,444	1,459,363	84,982,415

Proceeds from sales and calls of available for sale securities during 2007, 2006 and 2005 were $4,136,400, $2,013,278 and $5,188,280, respectively.

13

Gross gains of $4,900, $9,881 and $35,802 were recognized on those sales for 2007, 2006 and 2005, respectively. Gross losses of $23,097 and $50,737 were recognized on those sales for 2006 and 2005, respectively.
The following investments available for sale have an unrealized loss at December 31, 2007 and 2006 for which an other than temporary impairment has not been recognized:

	2007		2006
	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses
Unrealized loss for less than 12 months:
U.S. government-sponsored enterprises	$2,287,869	4,399	6,901,880	42,746
Mortgage-backed securities	527,339	13,067	2,755,736	37,684
State and political subdivisions	7,646,042	197,502	4,330,457	44,412

	$10,461,250	214,968	13,988,073	124,842

Unrealized loss for greater than 12 months:
U.S. government-sponsored enterprises	$5,796,199	37,743	20,572,302	342,629
Mortgage-backed securities	21,917,295	510,607	26,367,202	913,685
State and political subdivisions	4,414,426	103,264	3,259,021	49,136
Equity securities	181,998	27,112	180,038	29,071

	32,309,918	678,726	50,378,563	1,334,521

	$42,771,168	893,694	64,366,636	1,459,363

At December 31, 2007, there were 5 U.S. government-sponsored enterprises, 10 mortgage-backed securities, and 23 state and political subdivision securities with an unrealized loss for less than 12 months and 12 U.S. government-sponsored enterprises, 64 mortgage-backed securities, and 16 state and political subdivision securities and one equity investment with an unrealized loss for more than 12 months. The total fair value of the securities with an unrealized loss at December 31, 2007 represented 97.95% of their amortized cost; therefore, the impairment is not considered severe. While the duration is dependent on the market, the existing unrealized loss could be shortened by the issuing agency calling the securities.
The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized	Estimated Fair
	Cost	Value
Due in one year or less	$1,662,773	1,663,112
Due after one year through five years	9,182,333	9,225,821
Due after five years through ten years	22,970,764	23,047,330
Due after ten years	56,229,173	55,771,841

Total	$90,045,043	89,708,104

Investment securities available for sale with carrying values of approximately $78,008,000 and $65,505,000 were pledged as collateral at December 31, 2007 and 2006, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

14

(6)	Investment Securities Held to Maturity

Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2007	Cost	Gains	Losses	Fair Value
Mortgage-backed securities	$43,179	868	2	44,045
State and political subdivisions	2,646,019	61,620	—	2,707,639

Total	$2,689,198	62,488	2	2,751,684

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
December 31, 2006	Cost	Gains	Losses	Fair Value
Mortgage-backed securities	$68,124	1,822	—	69,946
State and political subdivisions	3,221,198	80,639	3,842	3,297,995

Total	$3,289,322	82,461	3,842	3,367,941

There were no proceeds from calls in 2007. Proceeds from calls of investment securities held to maturity during 2006 and 2005 were $80,000 and $596,708, respectively. Gross gains of $9,281 were recognized on those calls for 2005. There were no gains or losses on maturities or calls in 2007 or 2006.
The amortized cost and estimated fair values of securities held to maturity at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized	Estimated Fair
	Cost	Value
Due in one year or less	$547,803	552,745
Due after one year through five years	708,819	725,157
Due after five years through ten years	1,380,177	1,416,002
Due after ten years	52,399	57,780

Total	$2,689,198	2,751,684

Investment securities held to maturity with carrying values of approximately $2,564,000 and $1,680,000 were pledged as collateral at December 31, 2007 and 2006, respectively, for public deposits and other deposits, as required by law.

15

(7)	Loans

Loans at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Real estate:
Construction	$175,904,135	152,752,981
Other	138,401,227	161,190,348
Commercial, financial and agricultural	20,496,647	15,901,820
Consumer installment	15,630,413	16,503,399

	350,432,422	346,348,548

Less:
Unamortized loan origination fees, net	28,060	71,254
Unearned credit life premiums	16,671	16,493
Allowance for loan losses	2,136,848	3,444,789

Total	$348,250,843	342,816,012

Changes in the allowance for loan losses are as follows:

	2007	2006	2005
Balance, January 1	$3,444,789	3,944,525	3,634,643
Provision for loan losses	675,225	—	330,000
Loans charged off	(2,116,001)	(702,626)	(444,351)
Recoveries	132,835	202,890	209,154
Allowance from purchase acquisition	—	—	215,079

Balance, December 31	$2,136,848	3,444,789	3,944,525

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment, and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. Impaired loans and related amounts included in the allowance for loan losses at December 31, 2007 and 2006 are as follows:

	2007		2006
		Allowance		Allowance
	Balance	Amount	Balance	Amount
Impaired loans with a related allowance	$18,326,924	102,444	344,930	52,000
Impaired loans without a related allowance	—	—	157,303	—
The average amount of impaired loans during 2007, 2006 and 2005 was $6,152,253, $530,258 and $1,014,810, respectively. The interest income recognized on such loans was $592,664 in 2007, $10,058 in 2006 and $37,569 in 2005, which approximated the amount of interest received on the cash basis.
Habersham Bank held concentrations of loans to customers, which totaled of 100% or more of Tier 1 capital by purpose code at December 31, 2007 and 2006, as follows:

	2007	2006
Land and subdivision development	$100,880,811	56,943,812
Real estate lessors (amortized non-owner occupied)	73,456,063	51,464,636

	$174,336,874	108,408,448

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. At December 31, 2007 and 2006, the Company had outstanding loan commitments approximating $73,283,000 and $103,796,000, respectively, and standby letters of credit approximating $5,499,000 and $5,881,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other

16

property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

17

(8)	Premises and Equipment

Premises and equipment are summarized as follows:

	2007	2006
Land	$5,121,361	2,545,691
Buildings	12,612,790	10,464,309
Leasehold improvements	148,637	150,310
Construction in progress	663,046	1,420,585
Furniture and equipment	7,455,704	7,397,361

Total	26,001,538	21,978,256
Less accumulated depreciation	9,919,945	9,054,536

Premises and equipment, net	$16,081,593	12,923,720

     The Company has entered into operating lease agreements for property. Approximate minimum rentals under such leases are as follows:

2008	$598,876
2009	577,945
2010	549,513
2011	327,775
2012	164,820

$2,218,929

Rental expense was $530,297 in 2007, $460,625 in 2006 and $362,138 in 2005.
(9)	Other Real Estate

A summary of real estate acquired through foreclosure or deeds in lieu of foreclosure follows:

	2007		2006
	Number of	Carrying	Number of	Carrying
	Properties	Amount	Properties	Amount
Properties acquired from borrowers, net of amounts charged against the allowance for loan losses at foreclosure:
Commercial properties	2	$639,500	1	$399,500
Residential properties	1	33,844	—	—
Vacant lots	39	4,500,483	5	138,475
Residential construction properties	22	6,324,444	—	—

	64	$11,498,271	6	$537,975

18

The following is a summary of the changes in other real estate for the years ended December 31, 2007 and 2006:

	2007		2006
	Number of	Carrying	Number of	Carrying
	Properties	Amount	Properties	Amount
Balance at the beginning of the year	6	$537,975	8	$2,773,662
Additions — primarily foreclosed properties	64	11,635,971	12	1,055,372
Deletions — primarily property sales	(6)	(533,675)	(14)	(3,274,559)
Write-downs	—	(142,000)	—	(16,500)

Balance at the end of the year	64	$11,498,271	6	$537,975

Carrying values for foreclosed properties are based on independent appraisals at the date of foreclosure adjusted for estimated disposal costs and quick sale concessions, which is management’s best estimate of fair value. While management uses available information to record foreclosed properties at fair value, future write-downs may be necessary based on changes in economic conditions and other factors.
(10)	Deposits and Borrowings

At December 31, 2007, the scheduled maturities of time deposits are as follows:

2008	$150,147,911
2009	18,833,871
2010	24,153,725
2011	9,129,179
2012 and thereafter	1,947,607

Total	$204,212,293

Short-term borrowings of $766,608 and $778,778 at December 31, 2007 and 2006, respectively, consist of a U.S. Treasury, tax and loan deposit note.

(11)	Federal Funds Purchased and Securities Sold Under Repurchase Agreements

Certain information related to the Company’s securities sold under repurchase agreements is summarized as follows:

	2007	2006
Balance at year-end	$26,183,807	5,873,955
Maximum outstanding during the year	34,867,414	13,083,955
Average outstanding during the year	14,213,048	6,395,038
Weighted average interest rate during the year	4.30%	2.45%
Weighted average interest rate at end of year	3.87%	4.04%
All securities sold under repurchase agreements are held by independent trustees. Securities sold under repurchase agreements at December 31, 2007 and 2006 are collateralized by investment securities with aggregate carrying values of approximately $13,724,000 and $9,314,000, respectively. At December 31, 2007 and 2006, the Company had additional repurchase agreement line of credit commitments available with a regional bank totaling $550,000 and $5,860,000, respectively. No amounts were outstanding under that commitment at December 31, 2007 and 2006. The Company also had additional repurchase agreement line of credit commitments available with another regional bank totaling $2,100,000 and $133,500 at December 31, 2007 and 2006, respectively. No amounts were outstanding under that commitment at December 31, 2007 and 2006.

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The Company did not have any federal funds purchased at December 31, 2007 and 2006. At December 31, 2007 and 2006, the Company had unused lines for overnight borrowings through Federal Funds purchased of $30,000,000.

(12)	FHLB Advances

At December 31, 2007, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $38,220,740 of which $38,000,000 was advanced and $220,740 was available.

Advances outstanding at December 31, 2007 consisted of:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
March 30, 2000	$10,000,000	6.02%	March 30, 2010	Fixed	Callable each year
January 12, 2001	10,000,000	4.93%	January 12, 2011	Fixed	Callable each year
May 21, 2004	3,000,000	5.21%	May 21, 2009	Floating	No call provision
August 26, 2004	3,000,000	5.26%	August 26, 2009	Floating	No call provision
May 17, 2005	4,000,000	4.18%	May 19, 2008	Fixed	No call provision
May 22, 2006	3,000,000	5.46%	May 22, 2008	Fixed	No call provision
September 13, 2006	5,000,000	5.06%	September 14, 2009	Floating	No call provision

	$38,000,000

At December 31, 2007, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB, cash totaling $500,000 and certain qualifying first mortgage loans with an outstanding balance of $25,704,000.

Advances outstanding at December 31, 2006 consisted of:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
March 30, 2000	$10,000,000	6.02%	March 30, 2010	Fixed	Callable each year
January 12, 2001	10,000,000	4.93%	January 12, 2011	Fixed	Callable each year
May 21, 2004	3,000,000	5.61%	May 21, 2009	Floating	No call provision
August 26, 2004	3,000,000	5.60%	August 26, 2009	Floating	No call provision
May 17, 2005	4,000,000	4.18%	May 19, 2008	Fixed	No call provision
May 22, 2006	3,000,000	5.46%	May 22, 2008	Fixed	No call provision
September 13, 2006	5,000,000	5.36%	September 14, 2009	Floating	No call provision

	$38,000,000

At December 31, 2006, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB, cash totaling $12,332,000 and certain qualifying first mortgage loans with an outstanding balance of $27,671,000.

(13)	Derivative Instruments and Hedging Activities

The Company maintains an overall interest rate risk-management strategy that incorporates the limited use of derivative instruments to minimize fluctuations in earnings that are caused by interest rate volatility. The goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation will generally be offset by earnings or loss on the derivative instruments that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

Derivative instruments that are used as part of the Company’s interest rate risk-management strategy include interest rate swap contracts. Interest rate swaps generally involve the exchange of fixed and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date.

20

By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically.

The Company’s derivative activities are monitored by its asset/liability management function as part of that group’s oversight of asset/liability and treasury functions. This group is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the overall interest-rate risk management.

During 2004, Habersham Bank entered into two interest rate swap agreements with a regional bank to partially offset the interest rate risk associated with variable rate Federal Home Loan Bank (“FHLB”) borrowings. Each FHLB loan amount is $3 million with quarterly adjustable rates set at 23 basis points above the three-month LIBOR. The three-month LIBOR rate at December 31, 2007 was 4.70%. The first swap contract was entered into during the second quarter of 2004 and is for a 4.5% fixed rate on a $3 million notional amount. The swap matures on May 21, 2009. The second swap contract was entered into during the third quarter of 2004 and is for a 4.05% fixed rate on a $3 million notional amount. The swap matures on August 26, 2009.

The swaps are being accounted for as cash flow hedges at December 31, 2007 and 2006. The fair values are included in other comprehensive income, net of taxes. Habersham Bank recorded a liability of approximately $33,000 at December 31, 2007 and an asset of approximately $116,000 at December 31, 2006 to reflect the fair value of the swaps.

The hedges were designed to be highly effective as all terms of the swaps are matched to the FHLB advances. The Company utilizes the long-haul methodology to measure the effectiveness of the hedges. Because of the matching terms of the advances and the interest rate swaps, with the exception of the prepayment ability, the hedges would continue to be highly effective as long as the FHLB advances continued to be outstanding. On a quarterly basis, the company ensures the debt remains outstanding and that the credit risk of the swap counterparty has not diminished. If the debt is outstanding and there has been no change in the credit risk of the swap counterparty, the hedge is deemed to remain effective. Any changes in the fair value of the swaps are recorded on the balance sheet and accounted for in accumulated other comprehensive income, net of tax. If the debt were no longer outstanding, or there was a credit risk problem (default) with the swap counterparty, the hedge would no longer be deemed effective and the fair value of the swaps would be reclassified from accumulated other comprehensive income to current earnings. No hedge ineffectiveness from these cash flow hedges was recognized in the consolidated statement of earnings for the years ending December 31, 2007, 2006 and 2005.

(14)	Income Taxes

Income tax expense (benefit) for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Current:
Federal	$718,442	1,943,753	1,493,741
State	—	278,726	160,354

Total current	718,442	2,222,479	1,654,095

Deferred:
Federal	270,476	160,719	(4,589)
State	31,502	28,467	(534)

Total deferred	301,978	189,186	(5,123)

Total	$1,020,420	2,411,665	1,648,972

21

The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to earnings before income taxes as indicated by the following:

	2007	2006	2005
Income tax on earnings before income taxes at statutory rate	$1,346,324	2,619,555	1,857,231
Differences resulting from:
Tax-exempt income	(394,833)	(338,217)	(278,379)
Earnings on cash surrender value of life insurance	(62,281)	(58,519)	(61,804)
State income tax, net of Federal tax effect	20,791	202,747	105,481
Other	110,419	(13,901)	26,443

	$1,020,420	2,411,665	1,648,972

At December 31, 2007 and 2006, the significant components of the Company’s net deferred tax assets and liabilities are as follows:

	2007	2006
Deferred tax assets:
Allowance for loan losses	$811,147	1,307,642
Other real estate	193,872	81,434
Deferred compensation	386,674	409,593
Furniture, fixtures and equipment due to difference in depreciation methods	157,921	23,106
Unearned credit life premiums	6,329	6,261
Unrealized loss on investment securities available for sale	123,777	406,612
Unrealized loss on derivatives	11,260	—
Loan discount	29,824	53,939
Other	17,616	196

	1,738,420	2,288,783

Deferred tax liabilities:
Unrealized gain on derivatives	—	(39,536)
Core deposit intangible	(178,660)	(202,219)
Deferred loan fees	(10,651)	(27,048)
Unearned safe deposit box income	—	(9,824)
Prepaid expenses	(199,383)	(126,413)

	(388,694)	(405,040)

Net deferred tax asset	$1,349,726	1,883,743

The net deferred tax asset is included in other assets in the consolidated balance sheets.

(15)	Stockholders’ Equity

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and the Bank’s classifications under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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As of December 31, 2007, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s capital categories.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 are as follows (dollars in thousands):

					To Be Well Capitalized
					Under Prompt Corrective
	Actual		For Capital Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital (to Risk-Weighted Assets):
Company	$52,542	12.90%	32,589	8%	N/A	N/A
Bank	$49,322	12.13%	32,521	8%	40,651	10%
Tier I Capital (to Risk-Weighted Assets):
Company	$50,405	12.37%	16,295	4%	N/A	N/A
Bank	$47,185	11.61%	16,260	4%	24,391	6%
Tier I Capital (to Average Assets):
Company	$50,405	9.99%	20,192	4%	N/A	N/A
Bank	$47,185	9.38%	20,131	4%	25,164	5%
As of December 31, 2006:
Total Capital (to Risk-Weighted Assets):
Company	$55,610	14.03%	31,720	8%	N/A	N/A
Bank	$51,915	13.19%	31,477	8%	39,346	10%
Tier I Capital (to Risk-Weighted Assets):
Company	$52,165	13.16%	15,860	4%	N/A	N/A
Bank	$48,470	12.32%	15,738	4%	23,608	6%
Tier I Capital (to Average Assets):
Company	$52,165	10.83%	19,260	4%	N/A	N/A
Bank	$48,470	10.14%	19,115	4%	23,893	5%
The Department of Banking and Finance requires prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on this limitation, the amount of cash dividends available from the Bank for payment in 2008 is approximately $1,975,000, subject to maintenance of the minimum capital requirements. As a result of this restriction, at December 31, 2007, approximately $48,994,000 of the parent company’s investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

(16)	Employee Benefit and Stock Option Plans

The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) — (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant’s first 3% of compensation contributed. The Company’s contributions to the plan totaled $220,162 in 2007, $196,760 in 2006 and $149,489 in 2005.

During 1998, the Bank’s board of directors approved the Director’s Retirement Plan (the Plan), a noncontributory retirement plan. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2007 and 2006, the cash surrender values of the life insurance policies totaled $5,029,954 and $5,046,830, respectively, and are included in cash surrender values of life insurance in the balance sheet.

During 2006, the Bank’s board of directors approved a Senior Executive Retirement Plan (“SERP”) for five of the Bank’s key employees to be funded by the purchase of bank-owned life insurance. The SERP, a noncontributory retirement plan, provides amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the employees upon retirement. During 2007, the Bank purchased the life insurance policies under this SERP which becomes effective January 1, 2008. As of December 31, 2007, the cash surrender values of the life insurance policies totaled $4,508,657, and is included in cash surrender values of life insurance in the balance sheet.

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The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant.

The Company’s Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 203,675 at December 31, 2007 and 2006.

The following table summarizes information about stock options outstanding at December 31, 2007:

	Weighted Average
Number Outstanding	Remaining
and Exercisable at	Contractual Life in	Weighted Average
December 31, 2007	Years	Exercise Price
50,500	1.00	$24.49
71,250	3.40	20.60
109,000	4.37	22.95

230,750	3.34	22.56

A summary of the status of the Company’s stock option plans and changes during 2007, 2006 and 2005 is presented below:

	2007		2006		2005
		Weighted		Weighted		Weighted
		Avg.		Avg.		Avg.
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of the year	298,250	$21.49	367,750	$20.98	314,500	$19.41
Granted	—	—	—	—	117,750	22.95
Exercised	—	—	(63,000)	18.27	(26,500)	11.10
Terminated and expired	(67,500)	17.82	(6,500)	23.54	(38,000)	21.02

Outstanding and exercisable at end of year	230,750	22.56	298,250	21.49	367,750	20.98

There were no options exercised during 2007. There was no intrinsic value of exercisable options at December 31, 2007 based on a market price of $15.61. The total intrinsic value of options exercised in 2006 and 2005 was $361,157 and $311,228, respectively.

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(17)	Other Expenses

Items comprising other expenses for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Legal and other outside services	$1,198,210	1,089,565	977,933
Advertising and public relations	721,683	678,622	598,857
Office supplies	535,841	514,175	438,765
Leased equipment expense	422,836	375,769	328,968
Other	1,762,337	1,548,077	1,369,626

Total	$4,640,907	4,206,208	3,714,149

Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees, and State of Georgia Department of Banking fees.

(18)	Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	2007		2006
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and cash equivalents	$22,385,227	22,385,227	90,517,808	90,517,808
Investment securities available for sale	89,890,102	89,890,102	84,982,415	84,982,415
Investment securities held to maturity	2,689,198	2,751,684	3,289,322	3,367,941
Other investments	3,408,924	3,408,924	3,365,224	3,365,224
Loans held for sale	1,865,850	1,879,102	3,183,115	3,196,032
Loans, net	348,250,843	349,180,116	342,816,012	340,071,367
Cash surrender value of life insurance	9,538,611	9,538,611	5,046,830	5,046,830
Interest rate swaps	—	—	116,285	116,285
Liabilities:
Deposits	$390,266,638	392,776,117	450,628,760	452,735,267
Short-term borrowings	766,608	766,608	778,778	778,778
Federal funds purchased and securities sold under repurchase agreements	26,183,807	26,183,807	5,873,955	5,873,955
FHLB advances	38,000,000	38,794,791	38,000,000	38,410,681
Interest rate swaps	33,117	33,117	—	—
The carrying amounts of cash and cash equivalents, interest-bearing demand and savings accounts, short-term borrowings, and federal funds purchased and securities sold under repurchase agreements are a reasonable estimate of their fair value due to the short-term nature or short term to maturity of these financial instruments. The fair value of investment securities available for sale and investment securities held to maturity is based on quoted market prices and dealer quotes. Fair values of mortgage loans held for sale are determined based on relevant delivery prices in the secondary mortgage market. The fair value of other loans, time deposits, and FHLB advances is estimated by discounting the future cash flows using interest rates currently charged/paid by the Bank for such financial instruments with similar credit risks and maturities.

The fair value of Federal Home Loan Bank stock and the cash surrender value of bank-owned life insurance approximates carrying value. Other insignificant investments have been reflected above with fair values equaling carrying values.

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For derivative instruments, fair value is estimated as the amount that the Company would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

As required by SFAS No. 107, demand deposits are shown at their carrying value. No value has been ascribed to core deposits, which generally bear a low rate of interest or no interest and do not fluctuate in response to changes in interest rates.

The carrying values and fair values of commitments to extend credit and standby letters of credit are not significant.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2007 and 2006. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(19)	Related Party Transactions

In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2007 of loans to executive officers, directors, and principal stockholders is as follows:

Balance, January 1	$8,057,403
Amounts advanced	8,986,025
Repayments	(5,547,667)

Balance, December 31	$11,495,761

Deposits from related parties totaled approximately $22,252,000 and $88,834,000 at December 31, 2007 and 2006, respectively. There were no deposit relationships with a balance greater than 5% of total deposits as of December 31, 2007. At December 31, 2006, the Bank had one significant deposit relationship (balance greater than 5% of total deposits) with a total deposit balance of $80,043,000.

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(20)	Condensed Financial Statements of Habersham Bancorp (Parent Only)

The parent company only condensed financial statements are presented below:
CONDENSED BALANCE SHEETS

	December 31
	2007	2006
Assets
Cash	$242,296	746,161
Investment in subsidiaries	50,969,192	51,868,864
Other investments	599,990	599,990
Equipment, net	76,080	107,637
Other assets	2,420,597	2,315,373

Total assets	$54,308,155	55,638,025

Liabilities and Stockholders’ Equity
Accounts payable	$125,980	73,904

Stockholders’ equity:
Common stock	2,818,593	2,968,593
Additional paid-in capital	13,490,587	15,530,587
Retained earnings	38,135,126	37,777,500
Accumulated other comprehensive income (loss)	(262,131)	(712,559)

Total stockholders’ equity	54,182,175	55,564,121

Total liabilities and stockholders’ equity	$54,308,155	55,638,025

CONDENSED STATEMENTS OF EARNINGS
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Income:
Dividends from bank	$5,300,000	1,500,000	7,500,000
Management fees from subsidiaries	672,000	668,666	668,666
Other income	5,306	10,000	29,695

Total income	5,977,306	2,178,666	8,198,361

Expenses:
General and administrative	2,296,202	2,070,585	1,766,390

Earnings before income taxes and equity in undistributed earnings of subsidiaries	3,681,104	108,081	6,431,971
Income tax benefit	608,353	524,445	402,314

Earnings before equity in undistributed earnings of subsidiaries	4,289,457	632,526	6,834,285
(Distributions in excess of earnings) equity in undistributed earnings of subsidiaries	(1,350,100)	4,660,383	(3,020,814)

Net earnings	$2,939,357	5,292,909	3,813,471

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CONDENSED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$2,939,357	5,292,909	3,813,471
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	47,708	47,289	31,977
Gain on sale of equipment	(5,306)	(10,000)	—
(Increase) decrease in other assets	(105,224)	(97,665)	(142,525)
(Decrease) increase in other liabilities	52,076	59,433	(65,683)
Distributions in excess of earnings (equity in undistributed earnings) of subsidiaries	1,350,100	(4,660,383)	3,020,814

Net cash provided by operating activities	4,278,711	631,583	6,658,054

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Liberty Bank & Trust, net of cash acquired of $4,631,073	—	—	(563,111)
Contributions to bank subsidiary	—	—	(4,631,073)
Purchase of other investment	—	—	(599,990)
Purchase of equipment	(45,705)	(45,703)	(93,353)
Proceeds from sale of equipment	34,860	10,000	—

Net cash used in investing activities	(10,845)	(35,703)	(5,887,527)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(2,581,731)	(1,060,172)	(929,785)
Common stock repurchase	(2,190,000)	—	—
Proceeds from issuance of common stock upon exercise of stock options	—	770,485	168,201

Net cash used in financing activities	(4,771,731)	(289,687)	(761,584)

(Decrease) increase in cash	(503,865)	306,193	8,943
Cash at beginning of year	746,161	439,968	431,025

Cash at end of year	$242,296	746,161	439,968

28

(21)	Quarterly Financial Data (Unaudited)

The supplemental quarterly financial data for the years ended December 31, 2007 and 2006 is summarized as follows:

	Quarter Ended
	March 31	June 30	September	December
	2007	2007	30 2007	31 2007
Interest income	$9,037,996	9,351,395	9,295,267	8,690,880
Interest expense	3,980,126	4,118,754	4,396,180	4,351,844
Net interest income	5,057,870	5,232,641	4,899,087	4,339,036
Provision for loan losses	—	—	80,000	595,225
Net earnings	984,455	1,034,329	854,776	65,797
Net earnings per share — basic	.33	.35	.29	.02
Net earnings per share — diluted	.33	.35	.29	.02

	March 31	June 30	September	December
	2006	2006	30 2006	31 2006
Interest income	$7,963,941	8,258,056	9,122,968	9,115,073
Interest expense	2,884,292	3,051,091	3,471,205	3,811,071
Net interest income	5,079,649	5,206,965	5,651,764	5,304,001
Provision for loan losses	—	—	—	—
Net earnings	1,271,224	1,325,275	1,532,890	1,163,520
Net earnings per share — basic	.43	.45	.52	.39
Net earnings per share — diluted	.43	.44	.51	.39

29

HABERSHAM BANCORP
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 17, 2008
     The undersigned shareholder of Habersham Bancorp (the “Company”) hereby appoints David D. Stovall and Edward D. Ariail as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Meeting”) to be held at the Central Office of the Company, 282 Historic Highway 441 North, Cornelia, Georgia on December 17, 2008 at 4:00 p.m. and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and the Proxy Statement relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

PROPOSAL 1:
To amend the Articles of Incorporation to approve a proposed amendment to the Company’s Amended and Restated Articles of Incorporation authorizing a class of 10,000,000 shares of preferred stock, no par value, as set forth in Appendix A to the Proxy Statement.

FOR the proposed amendment to the Amended and Restated Articles of Incorporation	AGAINST the proposed amendment to the Amended and Restated Articles of Incorporation	ABSTAIN

PROPOSAL 2:	To authorize management of the Company to adjourn the Meeting to another time and date if such action is necessary to solicit additional proxies or attendance at the Meeting.

FOR authority to adjourn the Meeting	AGAINST authority to adjourn the Meeting	ABSTAIN
     This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR Proposals 1 and 2. Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the meeting and that properly come before the meeting.

Dated:		,	2008

(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)
     If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian, or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.
     Please mark, date, and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.
PLEASE RETURN PROXY AS SOON AS POSSIBLE